Exhibit 4.4

CLEAR CHANNEL COMMUNICATIONS, INC.

401(k) SAVINGS PLAN

As Amended and Restated

Effective January 1, 2009

(Except as otherwise noted or required by law)

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(continued)

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(continued)

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(continued)

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CLEAR CHANNEL COMMUNICATIONS, INC.

401(k) SAVINGS PLAN

PREAMBLE

Clear Channel Communications, Inc. (“Company”) established the Clear Channel Communications, Inc. 401(k) Savings Plan (the “Plan”) effective January 1, 1987 and received a determination letter from the IRS dated May 20, 1988. Subsequently, the Plan was amended and restated (i) with a July 27, 1990 adoption date, (ii) with a August 15, 1994 adoption date (and received a favorable determination letter from the IRS dated January 7, 1995), (iii) with a December 27, 1994 adoption date (and an amendment was made to such Plan effective January 1, 1997), (iv) effective July 1, 1999 (for certain legislative requirements and various plan design changes), and (v) effective July 1, 1999 (for certain legislative requirements, to incorporate certain Plan amendments, and make other Plan design changes) (and an amendment was made to such Plan effective January 1, 2002 unless otherwise noted or required by law). The Company received a favorable determination letter dated April 11, 2003 from the IRS regarding the continued qualified status of the Plan.

The Company acquired (i) Metroplex/Robinson Broadcasting Company and merged the Metroplex/Robinson Broadcasting Company Thrift Incentive Plan into the Plan effective on or about December 23, 1994 and (ii) U.S. Radio, Inc. and merged the U.S. Radio, Inc. 401(k) Plan into the Plan effective September 23, 1996.

Subsequently, the Company acquired certain entities including Dame Media, Inc., Triumph Taxi Advertising, LLC, AMFM Inc., Eller Media Company (aka Clear Channel Outdoor, Inc.), Spectacolor Media LLC, Universal Outdoor, Inc., The Ackerley Group Inc., WOKR-TV, WIXT-TV and MJI Broadcasting, Inc. In connection with such acquisitions, (i) Dame Media, Inc. Retirement Plan (“Dame Media Plan”) was merged into the Plan effective December 1, 1999, (ii) Triumph Taxi Advertising, LLC 401(k) Plan (“Taxi Tops Plan”) was merged into the Plan effective June 1, 2001, (iii) AMFM Inc. 401(k) Savings Plan (“AMFM Plan”) was merged into the Plan effective January 1, 2002, (iv) Clear Channel Outdoor, Inc. 401(k) Plan (“Outdoor Plan”) was merged into the Plan effective as of April 1, 2002 or as soon as administratively feasible thereafter, (v) Spectacolor Media LLC Plan (“Spectacolor Plan”) was merged into the Plan effective as of July 1, 2002, (vi) Universal Outdoor, Inc. Profit Sharing and Savings Plan (“Universal Plan”) and Evergreen Media Corporation 401(k) Plan (“Evergreen Plan”) were merged into the Plan effective December 30, 2002, (vii) the Ackerley Group, Inc. Savings and Retirement Plan (“Ackerley Plan”) was merged into the Plan effective January 16, 2003, (viii) the WIXT-TV Savings and Retirement Plan (“WIXT Plan”) was merged into the Plan effective November 30, 2003, (ix) the WOKR-TV 401(k) Profit Sharing & Savings Plan (“WOKR Plan”) was merged into the Plan effective March 31, 2004, and (x) the MJI Broadcasting, Inc. 401(k) Plan (“MJI Plan”) was merged into the Plan effective June 30, 2004.

The Company previously amended and/or restated the Plan (including the Prior Plans, as required, and as applicable, to maintain the tax-qualified status of each such Prior Plan), to comply with the qualification requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (collectively, “GUST”), and other provisions of the Code, applicable statutes, regulations, and/or other IRS requirements. The Plan (including the Prior Plans, as necessary, and as applicable, to comply with certain qualification requirements) was also amended and restated to (i) comply

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with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), (ii) incorporate and authorize certain amendments to the Plan since the last restatement of the Plan, and (iii) make other desired plan design changes.

It should be noted that (i) the AMFM Plan and the Evergreen Plan were previously restated for GUST under a separate plan document and such plans have received a favorable determination letter from the IRS regarding GUST, (ii) the Outdoor Plan was restated for GUST under a separate plan document and has a determination letter application pending with the IRS, and (iii) the Spectacolor Plan and the Universal Plan were amended, as necessary to comply with GUST, by adopting the applicable GUST provisions under the Plan, effective January 1, 2002 or as required by GUST or applicable law, since the Spectacolor Plan and the Universal Plan were prototype plans still within their applicable GUST remedial amendment period.

Furthermore, the Plan was previously amended to reflect that (i) the loan provisions under Article VIM of the Plan apply to the Universal Plan and the Evergreen Plan, as applicable, effective as of January 1, 2002, and (ii) the minimum required distribution provisions under Section 9.04 of the Plan, as amended effective January 1, 2002, apply to the Universal Plan.

The Plan was amended and restated effective January 1, 2003 to (i) incorporate amendments to the Plan since the last restatement of the Plan, (ii) reflect the transfer of assets from the Ackerley Plan into the Plan effective January 16, 2003, and (iii) make other desired plan changes. This amended and restated version of the Plan was subsequently amended as follows: (i) effective January 1, 2004, to permit Catch-Up Contributions to be made to the Plan and to amend related provisions of the Plan, (ii) effective January 1, 2005, to (a) update certain references in the Plan document to “Clear Channel Worldwide,” (b) revise the Plan’s definitions of “Beneficiary” and “Earnings,” (c) revise certain hardship distribution, loan, and investment election provisions of the Plan, (d) revise the Plan’s provisions regarding the distribution of excess deferrals from the Plan and the Plan’s nondiscrimination testing provisions, and (e) clarify the Plan’s distribution provisions with respect to a change in employment status, (iii) effective March 28, 2005, to provide for rollover of certain mandatory distributions exceeding one thousand dollars ($1,000) to an individual retirement plan, (iv) effective September 1, 2005, to add an “ESOP” stock bonus plan component to the Plan., and (v) effective January 1, 2008, revise the Plan’s provisions regarding special events that result in full vesting in plan contributions.

The Plan was subsequently amended and restated, effective January 1, 2009 (except as provided herein or required by applicable law) as follows to: (i) reflect certain IRS- and statutorily-required changes, (ii) reflect the mergers of the WIXT Plan, the WOKR Plan, and the MJI Plan into the Plan, (iiii) reflect, effective January 30, 2009, the wind-up of the employee stock ownership portion of the Plan as a result of the July 30, 2008 sale of Clear Channel Communications, Inc. securities held by the Plan and the subsequent January 30, 2009 final distribution of dividends on such securities, (iv) clarify certain provisions under the Plan, and (v) reflect recent actions taken by the Committee. This amended and restated version of the Plan was subsequently amended effective July 27, 2009, to provide for limitations on the investment by members in the employer stock fund that holds Class A common shares of Clear Channel Outdoor Holdings, Inc.

All of the prior amendments that have been made to the Plan since the enactment of EGTRRA are intended to evidence good faith compliance with the requirements of EGTRRA and other statutes and regulations with respect to which good faith amendments were required to be made on or before December 31, 2009.

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By this instrument, the Company desires to hereby amend and restate the Plan generally effective January 1, 2009, except as otherwise provided herein, to: (i) reflect the requirements of the Heroes Earnings Assistance and Relief Tax Act of 2008 that became effective on January 1, 2007, and January 1, 2009, and (ii) reflect additional requirements of the Pension Protection Act of 2006 that became effective on January 1, 2008. The Company intends that this amendment and restatement of the Plan will continue to evidence its good faith compliance with the provisions of EGTRRA. This amendment and restatement of the Plan will also serve as an amendment and restatement of each plan that has been merged into the Plan.

The purposes of the Plan and the Trust established hereunder are to provide for deferred compensation and benefits for eligible employees through a qualified profit sharing plan. The Plan is intended in all respects to be qualified under the Internal Revenue Code of 1986, as amended.

End of Preamble

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ARTICLE I

DEFINITIONS

1.01	“Accounts” means the Deferral Account, Employer Matching Account, Prior Plans Account, Prior Plans After-Tax Account, QNEC Account and Rollover Account.

1.02	“Actual Deferral Percentage” means, with respect to a specified group of Employees, the average of the ratios, calculated separately for each Employee in that group, of (a) the amount of Deferral Contributions made pursuant to Section 3.01 for a Plan Year (including Deferral Contributions returned to a Highly-Compensated Employee under Section 3.01 (c) and Deferral Contributions returned to any Employee pursuant to Section 3.01 (d)), to (b) the Employee’s Statutory Compensation for that entire Plan Year, provided that, upon the direction of the Committee, Statutory Compensation for a Plan Year shall only be counted if received during the period an Employee is, or is eligible to become, a Member. The Actual Deferral Percentage for each group and the ratio determined for each Employee in the group shall be calculated to the nearest one one-hundredth of one percent (1%). For purposes of determining the Actual Deferral Percentage for a Plan Year, Deferral Contributions may be taken into account for a Plan Year only if they:

(a)	relate to compensation that either would have been received by the Employee in the Plan Year but for the deferral election, or are attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within two and one-half (2%) months after the close of the Plan Year but for the deferral election;

(b)	are allocated to the Employee as of a date within that Plan Year and the allocation is not contingent on the participation or performance of service after such date; and

(c)	are actually paid to the Trustees no later than twelve (12) months after the end of the Plan Year to which the contributions relate.

1.03	“Affiliated Employer” means any entity which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which also includes as a member the Company; any trade or business under common control (as defined in section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under section 414(o) of the Code. Notwithstanding the foregoing, for purposes of Section 3.09 (regarding the limitations on annual additions), the definitions in sections 414(b) and (c) of the Code shall be modified by substituting the phrase “more than fifty percent (50%)” for the phrase “at least eighty percent (80%)” each place it appears in section 1563(a)(1) of the Code.

1.04	“Annual Dollar Limit” means the annual compensation limit set forth in section 401(a)(17) of the Code, as adjusted from time to time for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code ($245,000 for 2009 and 2010).

1.05	“Beneficiary” means any person, persons or entity designated by a Member to receive any benefits payable in the event of the Member’s death. Each such designation shall be made in accordance with procedures established by the Committee (or its delegate responsible for such matters). However, a married Member’s spouse (and, those persons identified in Appendix B to be treated the same as a Member’s legal spouse, where applicable) shall be the Member’s Beneficiary unless or until he elects another Beneficiary with Spousal Consent. If no Beneficiary designation is in effect at the time of the Member’s death, or if no person, persons or entity so designated survives the Member, the Member’s surviving spouse, if any, shall be deemed to be the Beneficiary; otherwise the Beneficiary shall be the Member’s estate.

To the extent not prohibited by state or federal law, if a Member is divorced from his spouse and at the time of his death is not remarried to the person from whom he was divorced, any designation of such divorced spouse as his Beneficiary under the Plan filed prior to the divorce shall be null and void after such divorce.

The Beneficiary designation of each Member in effect under a Prior Plan on the date of the merger of such Prior Plan into the Plan shall remain in effect under the Plan unless (a) the Member already has a Beneficiary designation in effect under the Plan, or (b) the Member executes a new Beneficiary designation in accordance with the provisions of the Plan.

As of December 31, 2005, all previous Beneficiary designations that had been made by any non-electronic method are no longer valid under the Plan.

1.06	“Board of Directors” means the Board of Directors of the Company.

1.07	“Break in Service” means, for vesting purposes, any Plan Year in which the employee does not complete more than five hundred (500) Hours of Service. A Break in Service for eligibility purposes means a twelve (12) month period during which the Employee does not complete at least one (1) Hour of Service. For such eligibility purposes, a period of severance of less than twelve (12) months shall be treated as a period of service in determining if the employee has incurred a Break in Service. A Break in Service shall not occur for eligibility and vesting purposes during an approved leave of absence or during a period of military service which is included in the employee’s service credit pursuant to Sections 1.55 and 1.56.

1.07A	“Catch-Up Contributions” means amounts contributed to the Plan pursuant to Section 3.13 and in accordance with the requirements of section 414(v) of the Code and the final regulations issued thereunder.

1.08	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.09	“Committee” means the persons named by the Board of Directors (or its delegate) to administer and supervise the Plan on behalf of the Company as provided in Article X.

1.10	“Company” means Clear Channel Communications, Inc. (or its successor by merger, purchase, or otherwise).

1.11	“Compensation” means the total cash remuneration paid to an Employee for services rendered to the Employer, determined prior to any reduction (a) pursuant to Section

3.01, (b) pursuant to a cafeteria plan under section 125 of the Code or (c) for transit checks provided pursuant to section 132 of the Code. In addition, effective January 1, 2009, Compensation shall include any differential pay received by a Member on active military duty as defined in Section 414(u) of the Code. Notwithstanding the foregoing, Compensation shall exclude severance payments, vacation pay and commissions paid after the termination of service, amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange or other disposition of stock acquired under a stock option described in Part II, Subchapter D, Chapter I of the Code; or other amounts which receive special tax benefits, such as premiums for group term life insurance or fringe benefits excludable from income under section 132 of the Code (except as provided above). The Annual Dollar Limit shall apply to Compensation earned after the date an Employee becomes a Member under Article II. Compensation for purposes of the Plan shall exclude all severance payments without regard to when such severance payments may be paid.

For Plan Years beginning after December 31, 1996, the Annual Dollar Limit requirement to aggregate Compensation paid to a Highly-Compensated Employee, his spouse and lineal descendants who have not attained age nineteen (19) before the end of the Plan Year, no longer applies.

1.12	“Contribution Percentage” means, with respect to a specified group of Employees, the average of the ratios, calculated separately for each Employee in that group, of (a) the total amount of the Employee’s Employer Matching Contributions for that Plan Year (excluding any Employer Matching Contributions forfeited under the provisions of Sections 3.01 and 3.06 and including any Employer Matching Contributions distributed under the provisions of Sections 3.01 and 3.06), to (b) his Statutory Compensation for that entire Plan Year; provided that, upon the direction of the Committee, Statutory Compensation for a Plan Year shall only be counted if received during the period an Employee is, or is eligible to become, a Member. The Contribution Percentage for each group and the ratio determined for each Employee in the group shall be calculated to the nearest one one-hundredth of one percent (1%).

1.13	“Deferral Account” means any account under the Plan credited with Deferral Contributions and Catch-Up Contributions made to the Plan or similar contributions made to a Prior Plan on a Member’s behalf and any earnings on those contributions.

1.14	“Deferral Contributions” means amounts contributed pursuant to Section 3.01.

1.15	“Disability” means total and permanent physical or mental disability within the meaning of the Social Security Act or the Employer’s long-term disability plan.

1.16	“DOL” means the United States Department of Labor.

1.17	“Earnings” means the amount of the gain or loss allocated to any excess deferrals, excess contributions or excess aggregate contributions under Sections 3.01, 3.06 or 3.07 for a Plan Year. The Earnings to be so allocated shall be equal to the allocable gain or loss for the Plan Year and the allocable gain or loss for the gap period (i.e., the period after the close of the Plan Year and prior to the distribution). The Plan may use any method for computing the allocable gain or loss provided:

(a)	Such method does not violate Section 401(a)(4) of the Code;

(b)	Such method is used consistently for all Members and for all corrective distributions under the Plan;

(c)	Such method is utilized by the Plan for allocating income to the Member’s accounts; and

(d)	The gain or loss allocable is determined as of a date no more than seven (7) days before the date of distribution.

Notwithstanding the above, the Plan may utilize any alternative method of allocating Plan Year income and gap period income that is enumerated in IRS Regulation §1.401(k)-2(b)(2)(iv) or IRS Regulation §1.402(g)-1(e)(5), as applicable. Notwithstanding the foregoing, gain or loss for the gap period shall not be allocated to excess contributions or excess aggregate contributions made in Plan Years beginning on and after January 1, 2008. Notwithstanding the foregoing, effective January 1, 2010, gain or loss for the gap period shall not be allocated to Deferral Contributions returned to the Member as a result of Contributions exceeding the limitations of Section 402(g) of the Code and constituting excess deferrals.

1.18	“Effective Date” means January 1, 2009, as to this restatement of the Plan, except that:

(a)	Provisions of the Plan or a Prior Plan designated as having a different effective date shall be effective as indicated in specific provisions of the Plan;

(b)	Provisions of the Plan or a Prior Plan required to have an earlier effective date by applicable statute, regulation, and/or other IRS requirements shall be effective as of the required effective date in such statute, regulation, and/or IRS requirements; and

(c)	Provisions of the Plan (other than those required to comply with applicable statutes, regulations, and/or other IRS requirements) shall not apply to a Prior Plan, prior to the date such plan was merged into the Plan unless otherwise noted.

The original effective date of the Plan is January 1, 1987.

1.19	“EGTRRA” means the Economic Growth and Tax Relief Reconciliation Act of 2001.

1.20	“Employee” means:

(a)	an employee of the Employer who:

(i)	receives stated compensation other than a pension, severance pay, retainer, or fee under contract;

(ii)	is paid through the Employer’s payroll and such pay is reported to the IRS on Form W-2 and not on IRS Form 1099; and

(iii)	is not specifically excluded as described in the following paragraph (b).

(b)	The term “Employee” specifically excludes the following classes of individuals and such individuals are ineligible to participate in the Plan, regardless of any other Plan terms to the contrary, and regardless of whether the individual is determined to be a “common law employee” of the Employer by the IRS, the DOL, a court or other tribunal of competent jurisdiction or other government agency:

(i)	any Leased Employee;

(ii)	any non-resident alien who received no earned income from the Employer or an Affiliated Employer which constitutes income from sources within the United States;

(iii)	any individual who has signed an employment agreement, independent contractor agreement, or other personal services contract with the Employer stating that he is not eligible to participate in the Plan;

(iv)	any individual the Employer treats as an independent contractor, during the period that the individual is so treated. An individual is treated as an independent contractor if payment for his services is reported to the IRS on Form 1099, and not on an IRS Form W-2; or

(v)	any individual who is included in a unit of employees covered by a collective bargaining agreement other than those employees listed in Appendix A, which appendix may be modified from time to time without need for a formal amendment to the Plan.

(c)	The term “employee” as used in this Plan means (i) any individual who is employed by the Employer or an Affiliated Employer and is paid through the Employer or Affiliated Employer’s payroll and such pay is reported to the IRS on Form W-2 and not on IRS Form 1099, regardless of whether the individual is an “Employee,” and (ii) any Leased Employee.

1.21

“Employer” means the Company (or its successor by merger, purchase or otherwise) and any other Affiliated Employer that has adopted the Plan as a participating employer in the Plan pursuant to Section 12.03 (or under the terms of a prior Plan document), and specifically including, as of the Effective Date, all Company subsidiaries which constitute Affiliated Employers, and specifically excluding, effective August 1, 2000, SFX Entertainment, Inc. d/b/a Clear Channel Entertainment and its subsidiaries regardless if they constitute an Affiliated Employer. A participating employer must evidence its adoption of the Plan by either a corporate action or by commencement of Deferral Contributions on behalf of its eligible Employees who elect to participate in the Plan.

Any other entity which becomes an Affiliated Employer after the Effective Date may commence participation in the Plan only as provided in Section 12.03.

1.22	“Employer Matching Account” means any account under the Plan credited with Employer Matching Contributions made to the Plan or similar contributions made to a Prior Plan and any earnings on those contributions.

1.23	“Employer Matching Contributions” means amounts contributed pursuant to Section 3.02.

1.24	“Enrollment Date” means the first day of each calendar month beginning on or after the date the Employee satisfies the requirements of Section 2.01. If any such Employee does not elect to begin Deferral Contributions at such time, the Enrollment Date shall also include the beginning of any payroll period thereafter when such Employee elects to begin Deferral Contributions to the Plan.

1.25	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.26	“FMLA” means the Family and Medical Leave Act of 1993 and its associated regulations.

1.27	“GUST” means the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000.

1.28	“Highly-Compensated Employee” means, for a Plan Year commencing on or after January 1, 1997, any employee of the Employer or an Affiliated Employer (whether or not eligible for membership in the Plan) who:

(a)	was a five percent (5%) owner (as defined in section 416(i) of the Code) for such Plan Year or the prior Plan Year; or

(b)	for the preceding Plan Year received Statutory Compensation in excess of Eighty Thousand Dollars ($80,000) from the Employer and all Affiliated Employers. The Eighty Thousand Dollars ($80,000) amount in the preceding sentence shall be adjusted from time to time for cost-of-living increases in accordance with section 414(q) of the Code.

Notwithstanding the foregoing, employees who are nonresident aliens and who receive no earned income from the Employer or an Affiliated Employer which constitutes income from sources within the United States shall be disregarded for all purposes of this Section.

The provisions of this Section 1.28 shall be further subject to such additional requirements as shall be described in section 414(q) of the Code and its applicable regulations, which shall override any aspects of this Section inconsistent therewith.

This definition shall be effective January 1, 1997, except that in determining whether an Employee is a Highly Compensated Employee in 1997, the amendments are treated as having been in effect in 1996. Further, for Plan Years beginning after December 31, 1996, the Annual Dollar Limit requirement to aggregate Statutory Compensation paid to a Highly-Compensated Employee, his spouse and lineal descendants who have not attained age nineteen (19) before the end of the Plan Year, no longer applies.

1.29	“Hour of Service” means, with respect to any applicable computation period:

(a)	each hour for which the employee is paid or entitled to payment for the performance of duties for the Employer or an Affiliated Employer;

(b)	each hour for which an employee is paid or entitled to payment by the Employer or an Affiliated Employer on account of a period during which no duties are performed, whether or not the employment relationship has terminated, due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, but not more than five hundred one (501) hours for any single continuous period, except as required by section 414(u) of the Code;

(c)	each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliated Employer, excluding any hour credited under (a) or (b), which shall be credited to the computation period or periods to which the award, agreement or payment pertains, rather than to the computation period in which the award, agreement or payment is made;

(d)	solely for purposes of determining whether an employee has incurred a Break in Service under the Plan, each hour for which an employee would normally be credited under Section 1.29(a) or (b) above during a period of Parental Leave (including a Parental Leave that qualifies as a leave under the FMLA) but not more than five hundred one (501) hours for any single continuous period. However, the number of hours credited to an employee under this Section 1.29(d) during the computation period in which the Parental Leave began, when added to the hours credited to an employee under Sections 1.29(a) through (c) above during that computation period, shall not exceed five hundred one (501). If the number of hours credited under this Section 1.29(d) for the computation period in which the Parental Leave began when combined with the number of hours credited to the employee under (a) or (b) above would exceed five hundred and one (501), the provisions of this Section 1.29(d) shall apply as though the Parental Leave began in the immediately following computation period; and

(e)	solely for purposes of determining whether an employee has incurred a Break in Service under the Plan, each hour for which an employee would normally be credited under Sections 1.29(a) or (b) above during a period of leave, to care for a spouse (or, those persons identified in Appendix B to be treated the same as a Member’s legal spouse, where applicable) or other immediate family member with a serious illness or for the employee’s own illness pursuant to the FMLA; provided, however, that the maximum hours to be credited to an employee under this Section 1.29(e) shall not exceed five hundred one (501).

No hours shall be credited on account of any period during which the Employee performs no duties and receives payment solely for the purpose of complying with unemployment compensation, workers’ compensation or disability insurance laws. The Hours of Service credited shall be determined as required by sections 2530.200b-2(b) and (c) of Title 29 of the Code of Federal Regulations, and may be based on the monthly equivalency (i.e., one hundred ninety (190) hours for each month in which the employee is credited with at least one Hour of Service) set forth in section 2530.200b-3 of such regulations as determined by the Committee in a reasonable and consistent manner.

1.30	“Investment Fund” means the separate funds in which contributions to the Plan are invested in accordance with Article IV.

1.31	“IRS” means the United States Internal Revenue Service.

1.32	“Leased Employee” means any person who is not an employee of the Employer or an Affiliated Employer but who performs services for the Employer or an Affiliated Employer pursuant to an agreement (oral or written) between the Employer or an Affiliated Employer and any leasing organization, provided that such person has performed such services for the Employer or an Affiliated Employer or for related persons (within the meaning of section 144(a)(3) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under primary direction or control by the Employer or Affiliated Employer. In the case of any person who is a Leased Employee before or after a period of service as an Employee, the entire period during which he has performed services as a Leased Employee shall be counted as service as an Employee for all purposes of the Plan, except that he shall not, by reason of that status, become a Member of the Plan.

1.33	“LMA Employee” means those individuals under certain agreements entered into by the Employer such that, during the period covered by such an agreement, the individuals are on the Employer’s payroll and are considered Employees for Plan purposes.

1.34	“Member” means any person eligible to be included in the membership of the Plan as provided in Article II.

1.35	“Nonhighly-Compensated Employee” means for any Plan Year an employee of the Employer or an Affiliated Employer who is not a Highly-Compensated Employee for that Plan Year.

1.36	“Notice” means the indication by the Employee of his wishes through the method approved for use by the Committee (i.e., written, electronic or telephonic) for a particular purpose.

1.37	“Parental Leave” means a period in which the Employee is absent from work immediately following his active employment because of the Employee’s pregnancy, the birth of the Employee’s child, the placement of a child with the Employee in connection with the adoption of that child by the Employee, or for purposes of caring for that child for a period beginning immediately following birth or placement.

1.38	“Plan” means the Clear Channel Communications, Inc. 401(k) Savings Plan as set forth in this document, as amended from time to time.

1.39	“Plan Year” means the twelve (12) month period beginning on any January 1.

1.40	“Prior Plans” means certain qualified 401(k) plans that merged into the Plan including, but not limited to, Metroplex/Robinson Broadcasting Company Thrift Incentive Plan, U.S. Radio, Inc. 401(k) Plan, Dame Media, Inc. Retirement Plan, Triumph Taxi Advertising, LLC 401(k) Plan, AMFM Inc. 401(k) Savings Plan, Clear Channel Outdoor, Inc. 401(k) Plan, Spectacolor Media LLC Plan, Universal Outdoor, Inc. Salary Reduction Profit Sharing and Savings Plan, Evergreen Media Corporation 401(k) Plan, The Ackerley Group, Inc. Savings and Retirement Plan, WOKR-TV 401(k) Profit Sharing & Savings Plan, WIXT-TV Savings and Retirement Plan, and MJI Broadcasting, Inc. 401(k) Plan pursuant to Section 12.03 of the Plan or under the terms of a prior Plan document, as applicable.

1.41	“Prior Plans Account” means any account under the Plan credited with certain balances transferred from a Prior Plan or from another qualified plan that is fully vested.

1.42	“Prior Plans After-Tax Account” means any account under the Plan credited with Prior Plans After-Tax Contributions and any earnings on those contributions transferred from a Prior Plan that is fully vested.

1.43	“Prior Plans After-Tax Contributions” means contributions made on an after-tax basis to a Prior Plan by a Member before January 1, 1987 in accordance with the provisions of such Prior Plan. No after-tax contributions shall be made to the Plan.

1.44	“QNEC Account” means any account under the Plan credited with QNEC Contributions made to the Plan or similar contributions made to a Prior Plan and any earnings on those contributions.

1.45	“QNEC Contributions” means the contributions made on a Member’s behalf pursuant to Section 3.08(d).

1.46	“Rollover Account” means any account under the Plan credited with Rollover Contributions made to the Plan or similar contributions made to a Prior Plan by a Member and any earnings on those contributions.

1.47	“Rollover Contributions” means amounts contributed pursuant to Section 3.03.

1.48	“Spousal Consent” means the written consent of a Member’s spouse (and those persons identified in Appendix B to be treated the same as a Member’s legal spouse, where applicable) to the Member’s designation of a specified Beneficiary other than the Member’s spouse. The spouse’s consent shall be witnessed by a Plan representative or notary public. The consent of the spouse shall also acknowledge the effect on him of the Member’s election. The requirement for Spousal Consent may be waived by the Committee if it believes there is no spouse, or the spouse cannot be located, or because of such other circumstances as may be established by applicable law.

1.49

“Statutory Compensation” means the wages, salaries, and other amounts paid in respect of an employee for services actually rendered to an Employer or an Affiliated Employer within the meaning of section 415(c)(3) of the Code, including by way of example, overtime, bonuses and commissions, but excluding deferred compensation, stock options and other distributions which receive special tax benefits under the Code. For purposes of determining Highly-Compensated Employees under Section 1.28 and key employees under Section 13.06(a)(iii), for Plan Years beginning on and after

January 1, 1998, Statutory Compensation shall include amounts contributed by the Employer pursuant to a salary reduction agreement which are not includible in the gross income of the employee under sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b) of the Code. For all other purposes, Statutory Compensation shall also include the amounts referred to in the preceding sentence, unless the Committee directs otherwise for a particular Plan Year. Statutory Compensation for a Plan Year shall not exceed the Annual Dollar Limit, provided that such Annual Dollar Limit shall not be applied in determining Highly-Compensated Employees under Section 1.28.

For Plan Years after December 31, 1996, the Annual Dollar Limit requirement to aggregate Statutory Compensation paid to a Highly-Compensated Employee, his spouse and lineal descendants who have not attained age nineteen (19) before the close of the Plan Year, no longer applies.

Effective January 1, 2008, Statutory Compensation shall not include any amounts paid after an employee’s severance from employment (as defined in IRS Regulation § 1.415(a)-1(f)(5)) unless such amounts (i) are paid (or would have been paid but for an election under section 125, 132(f)(4), 401(k), 403(b), 408(k), 408(p)(2)(A)(i) or 457(b)) by the later of 2  1/2 months after severance from employment with the Employer or the end of the limitation year that includes the date of the severance from employment with the Employer, (ii) are regular compensation for services during the employee’s regular working hours, or compensation for services outside the employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar amounts, and (iii) would have been paid to the employee prior to a severance from employment if the employee had continued in employment with the Employer.

1.50	“Trust Agreement” means the agreement between the Company and Trustees pursuant to Section 11.01.

1.51	“Trust Fund” means the fund established by the Board of Directors as part of the Plan into which contributions are to be made and from which benefits are to be paid in accordance with the terms of the Plan.

1.52	“Trustees” means the trustees responsible for the Trust Fund of the Plan as provided in Article XI.

1.53	“Valuation Date” means each trading day of the New York Stock Exchange.

1.54	“Vested Portion” means the portion of the Accounts in which the Member has a nonforfeitable interest as provided in Article VI, or if applicable, Section 13.06.

1.55	“Vesting Service” means, with respect to any employee, his years of employment with the Employer or any Affiliated Employer, whether or not as an Employee, beginning on the date he first completes an Hour of Service, provided that:

(a)	a Plan Year in which an employee completes at least one thousand (1,000) Hours of Service counts as a full year of Vesting Service (“Year of Vesting Service”);

(b)	if he is absent from the service of the Employer or any Affiliated Employer because of service in the Armed Forces of the United States and he returns to service with the Employer or an Affiliated Employer having applied to return while his reemployment rights were protected by law, the absence shall be included in his Vesting Service;

(c)	if he is on a leave of absence approved by the Employer, under rules uniformly applicable to all Employees similarly situated, the Employer may authorize the inclusion in his Vesting Service of any portion of that period of leave which is not included in his Vesting Service under (a) or (b) above; and

(d)	if he incurs a Break in Service (whether prior to or after termination of employment), his Vesting Service after the Break in Service and after reemployment in the case he terminated employment shall be aggregated with his previous period or periods of Vesting Service if:

(i)	he was eligible to make Deferral Contributions to the Plan prior to the Break in Service or he was vested in any portion of his Employer Matching Account; or

(ii)	if he was not eligible to make Deferral Contributions or he was not vested in any portion of his Employer Matching Account, the number of consecutive one (1) year Breaks in Service does not equal or exceed the greater of five (5) years or his total number of Years of Vesting Service before his Break in Service, excluding any Years of Vesting Service disregarded by reason of any earlier Break in Service.

For purposes of this Section 1.55, an employee’s years of employment shall only include employment from the time an entity becomes an Affiliated Employer, except as provided under Section 12.03 (regarding certain participating employers), Appendix C (regarding special eligibility and vesting provisions), and/or section 414(a) of the Code (regarding predecessor plans). Pursuant to section 414(a) of the Code, any Prior Plan which is merged into this Plan shall be a predecessor plan.

1.56	“Year of Eligibility Service” means, with respect to any employee, a twelve (12) month period of service with the Employer or any Affiliated Employer, whether or not as an Employee, beginning on the date he first completes an Hour of Service with the Employer or an Affiliated Employer (“Employment Commencement Date”).

For the purpose of determining an employee’s “Eligibility Service” under the Plan, all periods of service will be aggregated unless the employee is terminated before he completes one (1) Year of Eligibility Service and has incurred five (5) consecutive Breaks in Service, in which case such employee’s prior service will be disregarded for purposes of determining whether he has a Year of Eligibility Service. A rehired employee whose prior service is not disregarded pursuant to this Section 1.56 will be deemed to have performed such prior non-disregarded service in the year in which the employee resumes employment for purposes of determining if he has worked a twelve (12) month period of service.

In addition, only service performed from the time an entity becomes an Affiliated Employer will be considered in determining a Year of Eligibility Service under the Plan, except as provided under Section 2.01 (regarding eligibility), Section 12.03 (regarding certain participating employers), Appendix C (regarding special eligibility and vesting provisions), and/or section 414(a) of the Code (regarding predecessor plans). Pursuant to section 414(a) of the Code, any Prior Plan which is merged into this Plan shall be a predecessor plan.

End of Article I

ARTICLE II

ELIGIBILITY AND MEMBERSHIP

2.01	Membership

(a)	Every Employee shall become a Member as of the first Enrollment Date coincident with or next following the date on which he completes one (1) Year of Eligibility Service and is age twenty-one (21), provided he is then an Employee.

(b)	Notwithstanding the foregoing, an Employee shall become a Member of the Plan as of the first Enrollment Date coincident with or next following the date that is no earlier than sixty (60) days following the events described below, without having to complete one (1) Year of Eligibility Service (but still requiring that the Employee is at least age twenty-one (21)), provided he is then an Employee and the Committee has not provided otherwise:

(i)	a stock acquisition of an entity which becomes an Affiliated Employer and commences participation in the Plan on behalf of its employees pursuant to Section 12.03;

(ii)	the acquisition of the Employee’s former employer’s operating assets; or

(iii)	the designation of an individual as an LMA Employee.

For any particular event, in a uniform manner for all similarly situated employees affected by such event, the Committee may permit or exclude any such Employee to become a Member at an Enrollment Date as provided in Section 12.03 or in Appendix C, which may be amended from time to time without need for a formal amendment to the Plan.

2.02	Rehired Member

Any rehired Employee who at the time of his termination of employment was a Member of this Plan will again become a Member as of such Employee’s reemployment date. Such rehired Employee shall once again become a Member hereunder and shall be eligible to have Deferral Contributions made on his behalf pursuant to the provisions of Section 3.01.

2.03	Transferred Members

(a)	Notwithstanding any provision of the Plan to the contrary, a Member who remains in the employ of the Employer or an Affiliated Employer but ceases to be an Employee shall continue to be a Member of the Plan but shall not be eligible to receive allocations of Deferral Contributions or Employer Matching Contributions, while his employment status is other than as an Employee. However, such Member will be credited with and continue to accrue service pursuant to Section 1.55, and, in the event he becomes an Employee again, he will be eligible to make Deferral Contributions on the date of such transfer.

(b)	An individual who transfers from the status of an employee ineligible for Plan membership to an Employee eligible for membership shall become a Member on the first Enrollment Date following the month in which he completes the requirements set forth in Section 2.01 (a) or, if he has satisfied such requirements, on the date of such transfer.

(c)	An individual who is reemployed as an employee ineligible for Plan membership shall be credited with and continue to accrue service pursuant to Sections 1.55 and 1.56, and upon such individual’s transfer to the status of an Employee eligible for membership shall become a Member on the date of such transfer if he has satisfied the eligibility requirements in Section 2.01 (a) or, if such individual has not satisfied such requirements, on the first Enrollment Date coinciding with or next following the month in which he satisfies the requirements set forth in Section 2.01 (a).

2.04	Termination of Membership

A Member’s membership shall terminate on the date he is no longer employed by the Employer or any Affiliated Employer unless the Member is entitled to benefits (i.e., the Vested Portion of his Accounts) under the Plan, in which event his membership shall terminate when those benefits are distributed to him.

End of Article II

ARTICLE III

CONTRIBUTIONS

3.01	Deferral Contributions

(a)	A Member may elect, subject to the provisions of Sections 3.01 (b) and (d) below, to have his subsequent Compensation reduced by at least one percent (1%), but no more than twenty-five percent (25%), in increments of one percent (1%), and have that amount contributed as Deferral Contributions to the Plan by the Employer. Such election shall be effective with the first payroll period on or after the date as of which the election is to apply or as soon as administratively practicable thereafter.

Any such Deferral Contributions shall be paid to the Trustees as soon as practicable, but in no event later than the 15th business day of the month following the month in which the amounts would otherwise have been payable to the Member in cash. A Member’s deferral election shall remain in force and effect for all periods following its effective date until modified or terminated or until such Member terminates his employment. Such election shall be subject to the policies and procedures set forth in Appendix D, which may be amended from time to time without need for a formal amendment to the Plan.

As of January 1, 2001, the automatic two percent (2%) reduction for Deferral Contributions under the Plan no longer applies. However, as of December 31, 2000, if a Member’s Compensation is being reduced automatically, without an affirmative election of such reduction, by two percent (2%) pursuant to the provisions of Section 3.01 (a) as in effect prior to January 1, 2001, such automatic two percent (2%) reduction shall continue as though the Member has made an affirmative election under this Section 3.01 (a) until such time as the Member elects otherwise.

(b)	In no event shall the Member’s Deferral Contributions and similar contributions made on his behalf by the Employer or an Affiliated Employer to all plans, contracts or arrangements subject to the provisions of section 401(a)(30) of the Code in any calendar year exceed the limit set forth in section 402(g) of the Code ($16,500 for 2009 and 2010) (with such amount to be adjusted automatically to reflect any cost-of-living adjustments authorized by section 402(g)(4) of the Code). If a Member’s Deferral Contributions in a calendar year reach that dollar limitation, his election of Deferral Contributions for the remainder of the calendar year will be canceled. As of the first pay period of the calendar year following such cancellation, unless the Member elects otherwise in accordance with Section 3.04, the Member’s election of Deferral Contributions shall again become effective in accordance with his previous election and pursuant to any policies and procedures established by the Committee regarding the cancellation and resumption of such Deferral Contributions, including those policies and procedures set forth in Appendix D, which may be amended from time to time without need for a formal amendment to the Plan.

(c)	In the event that the sum of the Deferral Contributions and similar contributions to any other qualified defined contribution plan maintained by the Employer or an

Affiliated Employer exceeds the dollar limitation in Section 3.01(b) for any calendar year, the Member shall be deemed to have notified the Employer of the excess deferral and shall be deemed to have elected a return of Deferral Contributions in excess of such limit (“excess deferrals”) from this Plan. The excess deferrals, together with Earnings, shall be returned to the Member no later than the April 15 following the end of the calendar year in which the excess deferrals were made. The amount of excess deferrals to be returned for any calendar year shall be reduced by any Deferral Contributions previously returned to the Member under Section 3.06 for that calendar year. In the event any Deferral Contributions returned under this Section 3.01(c) were matched by Employer Matching Contributions under Section 3.02, those Employer Matching Contributions, together with Earnings, shall be (i) paid to the Member, if vested, or (ii) forfeited and used to reduce Employer contributions for such Plan Year or the next following Plan Year, if not vested.

(d)	If a Member makes tax-deferred contributions under another qualified defined contribution plan maintained by an employer other than the Employer or an Affiliated Employer for any calendar year and those contributions when added to his Deferral Contributions exceed the dollar limitation under Section 3.01 (b) for that calendar year, the Member may allocate all or a portion of such excess deferrals to this Plan. In that event, such excess deferrals, together with Earnings, shall be returned to the Member no later than the April 15 following the end of the calendar year in which such excess deferrals were made. However, the Plan shall not be required to return excess deferrals unless the Member notifies the Committee, in writing, by March 1 of that following calendar year of the amount of the excess deferrals allocated to this Plan. The amount of any such excess deferrals to be returned for any calendar year shall be reduced by any Deferral Contributions previously returned to the Member under Section 3.06 for that calendar year. In the event any Deferral Contributions returned under this Section 3.01 (d) were matched by Employer Matching Contributions under Section 3.02, those Employer Matching Contributions, together with Earnings, shall be (i) paid to the Member, if vested, or (ii) forfeited and used to reduce Employer contributions for such Plan Year or the next following Plan Year, if not vested.

3.02	Employer Matching Contributions

The Employer may contribute from time to time on behalf of each of its Members who elect to make Deferral Contributions (including Catch-Up Contributions) an amount equal to a designated percent of the Deferral Contributions (including Catch-Up Contributions) made on behalf of the Member to the Plan during each payroll period. The designated percent of Deferral Contributions (including Catch-Up Contributions) shall not exceed five percent (5%) of the Member’s Compensation for such payroll period and shall be determined by members of the Company’s management team. The Employer shall make a “true-up” calculation and related adjustments with respect to Employer Matching Contributions at the end of the Plan Year as necessary, to ensure that all Members receive the full Employer Matching Contribution to which they are entitled for such Plan Year. To the extent that Employer Matching Contributions are made with respect to Deferral Contributions (including Catch-Up Contributions) for only a portion of a Plan Year, a Member’s Compensation will not be prorated, in accordance with Treasury Regulation section 1.401(a)(17)-1(b)(3)(iii)(B).

In no event, however, shall the Employer Matching Contributions pursuant to this Section 3.02 exceed five percent (5%) of the Member’s Compensation while a Member with respect to a particular Plan Year. The Employer Matching Contributions are made expressly conditional on the Plan satisfying the provisions of Sections 3.01, 3.06, and 3.07. If any portion of the Deferral Contributions to which the Employer Matching Contribution relates is returned to the Member under Sections 3.01, 3.06, and 3.07, the corresponding Employer Matching Contribution shall be forfeited (if not vested) and if any amount of the Employer Matching Contribution is deemed an excess aggregate contribution under Section 3.07, such amount shall be forfeited (if not vested) in accordance with the provisions of that Section. Otherwise, such amounts shall be distributed to the Member (if vested). Any amounts so forfeited shall be used to reduce Employer contributions for such Plan Year or for the next following Plan Year. The Employer Matching Contributions shall be paid to the Trustees as soon as practicable.

3.03	Rollover Contributions

With the permission of the Committee and without regard to any limitations on contributions set forth in this Article III, the Plan may receive from an Employee, whether or not he has met the eligibility requirements for membership, in cash (or, in the case of Employer common stock, in kind), any amount previously received (or deemed to be received) by him from a qualified plan described in section 401(a) of the Code. The Plan may receive such amount either directly from the Employee, from an individual retirement account or from a qualified plan in the form of a direct rollover. Notwithstanding the foregoing, the Plan shall not accept any amount unless such amount is eligible to be rolled over to a qualified trust in accordance with applicable law and the Employee provides evidence satisfactory to the Committee that such amount qualifies for rollover treatment. Unless received by the Plan in the form of a direct rollover, the Rollover Contribution must be paid to the Trustees on or before the sixtieth (60th) day after the day it was received by the Employee.

3.04	Change in Contributions

The percentages of Compensation designated by a Member under Section 3.01 shall automatically apply to increases and decreases in his Compensation. A Member may change his election under Section 3.01 at any time by giving such advance Notice as the Committee shall prescribe, including those policies and procedures set forth in Appendix D, which may be amended from time to time without need for a formal amendment to the Plan. The changed percentage shall become effective as soon as practicable following such Notice.

3.05	Suspension of Contributions

(a)	A Member may revoke his election under Section 3.01 by giving such advance Notice as the Committee shall prescribe, including those policies and procedures set forth in Appendix D, which may be amended from time to time without need for a formal amendment to the Plan. The revocation shall become effective as soon as practicable following such Notice.

(b)	A Member who has revoked his election under Section 3.01 may apply to the Committee to resume having his Compensation reduced in accordance with Section 3.01 as soon as practicable following such Notice.

3.06	Actual Deferral Percentage Test

In further restriction of the Member’s elections provided in Section 3.01, it is specifically provided that one of the “actual deferral percentage” tests set forth in section 401(k)(3) of the Code and IRS Regulation §1.401(k)-2(a) must be met in each Plan Year. Such testing shall utilize the “current year testing method” as such term is defined in IRS Notice 98-1 for the Plan effective on and after January 1, 1997 and for Plan Years beginning on or after January 1, 2005, as such term is described in IRS Regulation §1.401(k)-2(a)(2)(ii). With respect to the Dame Media Plan prior to its merger into the Plan, such testing shall utilize the “prior year testing method” as such term is defined in IRS Notice 98-1 effective on and after January 1, 1997. With respect to the Taxi Tops Plan and the Universal Plan prior to their respective merger into the Plan, such testing shall utilize the “current year testing method” effective on and after January 1, 1999 for the Taxi Tops Plan and effective on and after January 1, 1997 for the Universal Plan.

For future Plan Years beginning on or after January 1, 2006, the Plan shall continue to use the current year testing method described above, unless it elects to change to the prior year method pursuant to IRS Regulation §1.401(k)-2(c). Any change in the use of the current year testing method or the prior year testing method as such terms are defined in IRS Regulation §1.401(k)-(2)(a)(2)(ii) shall be made pursuant to an addendum to the Plan executed by the appropriate officer or designated employee of the Employer.

The Committee may implement rules limiting the Deferral Contributions which may be made on behalf of some or all Highly-Compensated Employees so that the limitation under this Section 3.06 is satisfied. If the Committee determines that the limitation under this Section 3.06 has been exceeded in any Plan Year, the following provisions shall apply:

(a)	The actual deferral ratio of the Highly-Compensated Employee with the highest actual deferral ratio shall be reduced to the extent necessary to meet the actual deferral percentage test or to cause such ratio to equal the actual deferral ratio of the Highly-Compensated Employee with the next highest ratio. This process will be repeated until the actual deferral percentage test is passed. Each ratio shall be rounded to the nearest one one-hundredth of one percent (1%) of the Member’s Statutory Compensation. The amount of Deferral Contributions made by each Highly-Compensated Employee in excess of the amount permitted under his revised deferral ratio shall be added together. This total dollar amount of excess contributions (“excess contributions”) shall then be allocated to some or all Highly-Compensated Employees in accordance with the provisions of Section 3.06(b) below.

(b)	The Deferral Contributions of the Highly-Compensated Employee with the highest dollar amount of Deferral Contributions shall be reduced by the lesser of (i) the amount required to cause that Employee’s Deferral Contributions to equal the dollar amount of the Deferral Contributions of the Highly-Compensated Employee with the next highest dollar amount of Deferral Contributions, or (ii) an amount equal to the total excess contributions. This procedure is repeated until all excess contributions are allocated. The amount of excess contributions allocated to a Highly-Compensated Employee, together with Earnings thereon, shall be distributed to him in accordance with the provisions of Section 3.06(c) below.

(c)	The excess contributions, together with Earnings thereon, allocated to a Member shall be paid to the Member before the close of the Plan Year following the Plan Year in which the excess contributions were made, and, to the extent practicable, within two and one-half (2 1/2) months of the close of the Plan Year in which the excess contributions were made. However, any excess contributions for any Plan Year shall be reduced by any Deferral Contributions previously returned to the Member under Section 3.01 for that Plan Year. In the event any Deferral Contributions returned under this Section 3.06(c) were matched by Employer Matching Contributions, such corresponding Employer Matching Contributions, with Earnings thereon, shall be (i) paid to the Member, if vested, or (ii) forfeited and used to reduce Employer contributions for such Plan Year or for the next following Plan Year, if not vested.

3.07	Contribution Percentage Test

In restriction of the Employer Matching Contributions provided under Section 3.02, it is specifically provided that one of the “actual contribution percentage” tests set forth in section 401(m) of the Code and IRS Regulation §1.401(m)-2(a) must be met in each Plan Year. Such testing shall utilize the “current year testing method” as such term is defined in IRS Notice 98-1 for the Plan effective on and after January 1, 1997 and for Plan Years beginning on or after January 1, 2005 as such term is described in IRS Regulation §1.401(m)-2(a)(2)(ii). With respect to the Dame Media Plan prior to its merger into the Plan, such testing shall utilize the “prior year testing method” as such term is defined in IRS Notice 98-1 effective on and after January 1, 1997. With respect to the Taxi Tops Plan and the Universal Plan prior to their respective merger into the Plan, such testing shall utilize the “current year testing method” effective on and after January 1, 1999 for the Taxi Tops Plan and effective on and after January 1, 1997 for the Universal Plan.

For future Plan Years beginning on or after January 1, 2006, the Plan shall continue to use the current year testing method described above, unless it elects to change to the prior year method pursuant to IRS Regulation §1.401(m)-2(c). Any change in the use of the current year testing method or the prior year testing method as such terms are defined in IRS Regulation §1.401(m)-(2)(a)(2)(ii) shall be made pursuant to an addendum to the Plan executed by the appropriate officer or designated employee of the Employer.

In performing the “actual contribution percentage” test in conformity with Section 401(m) of the Code and IRS Regulations 1.401(m)-2(a) as set forth above, Employer Matching Contributions with respect to Deferral Contributions made on behalf of Non-Highly-Compensated Employees shall not be taken into account under the actual contribution test to the extent such Employer Matching Contributions exceed the greatest of (i) five percent (5%) of Compensation; (ii) the Non-Highly-Compensated Employees Deferral Contributions for the Plan Year; and (iii) the product of two times the Plan’s representative matching rate on the Non-Highly-Compensated Employees Deferral Contributions for the Plan Year. For purposes of this Section 3.07, “representative matching rate” and “matching rate” shall have the meaning set forth in Section 1.401(m)-2(a)(5)(ii).

If the Committee determines that the limitation under this Section 3.07 has been exceeded in any Plan Year, the following provisions shall apply:

(a)	The actual contribution ratio of the Highly-Compensated Employee with the highest actual contribution ratio shall be reduced to the extent necessary to meet the test or to cause such ratio to equal the actual contribution ratio of the Highly- Compensated Employee with the next highest actual contribution ratio. This process will be repeated until the actual contribution percentage test is passed. Each ratio shall be rounded to the nearest one one-hundredth of one percent (1%) of a Member’s Statutory Compensation. The amount of Employer Matching Contributions made by or on behalf of each Highly-Compensated Employee in excess of the amount permitted under his revised actual contribution ratio shall be added together. This total dollar amount of excess contributions (“excess aggregate contributions”) shall then be allocated to some or all Highly-Compensated Employees in accordance with the provisions of Section 3.07(b) below.

(b)	The Employer Matching Contributions of the Highly-Compensated Employee with the highest dollar amount of such contributions shall be reduced by the lesser of (i) the amount required to cause that Employee’s Employer Matching Contributions to equal the dollar amount of such contributions of the Highly- Compensated Employee with the next highest dollar amount of such contributions, or (ii) an amount equal to the total excess aggregate contributions. This procedure is repeated until all excess aggregate contributions are allocated. The amount of excess aggregate contributions allocated to each Highly- Compensated Employee, together with Earnings thereon, shall be distributed or forfeited in accordance with the provisions of Section 3.07(c) below.

(c)	Excess aggregate contributions allocated to a Highly-Compensated Employee under Section 3.07(b) above shall be distributed or forfeited as follows: so much of the Employer Matching Contributions, together with Earnings, as shall be necessary to equal the excess aggregate contributions shall be reduced, with the vested Employer Matching Contributions, together with applicable Earnings, being paid to the Member and the Employer Matching Contributions which are forfeitable under the Plan, together with applicable Earnings, being forfeited and applied to reduce Employer contributions for such Plan Year or for the next following Plan Year.

(d)	Any repayment or forfeiture of excess aggregate contributions shall be made before the close of the Plan Year following the Plan Year for which the excess aggregate contributions were made, and to the extent practicable, any repayment or forfeiture shall be made within two and one-half (2 1/2) months of the close of the Plan Year in which the excess aggregate contributions were made.

3.08	Additional Discrimination Testing Provisions

(a)

If any Highly-Compensated Employee is a member of another qualified plan of the Employer or an Affiliated Employer, or any qualified plan which must be mandatorily disaggregated under section 410(b) of the Code, under which deferred cash contributions or matching contributions are made on behalf of the Highly-Compensated Employee or under which the Highly-Compensated

Employee makes after-tax contributions, the Committee shall implement rules, which shall be uniformly applicable to all employees similarly situated, to take into account all such contributions for the Highly-Compensated Employee under all such plans in applying the limitations of Sections 3.06 and 3.07. If any other such qualified plan has a plan year other than the Plan Year defined in Section 1.39, the contributions to be taken into account in applying the limitations of Sections 3.06 and 3.07 will be those made in the plan years ending with or within the same calendar year.

(b)	In the event that this Plan is aggregated with one or more other plans to satisfy the requirements of sections 401(a)(4) and 410(b) of the Code (other than for purposes of the average benefit percentage test) or if one or more other plans is aggregated with this Plan to satisfy the requirements of such sections of the Code, then the provisions of Sections 3.06 and 3.07 shall be applied by determining the Actual Deferral Percentage and Contribution Percentage of employees as if all such plans were a single plan. If this Plan is permissively aggregated with any other plan or plans for purposes of satisfying the provisions of section 401(k)(3) of the Code, the aggregated plans must also satisfy the provisions of sections 401(a)(4) and 410(b) of the Code as though they were a single plan. Plans may be aggregated under this Section 3.08(b) only if they have the same plan year and utilize the same testing method (i.e., the current year or prior year testing methods) under Sections 3.06 and 3.07.

(c)	The Employer may elect to use Deferral Contributions to satisfy the test described in Section 3.07, provided that the test described in Section 3.06 is met prior to such election, and continues to be met following the Employer’s election to shift the application of those Deferral Contributions from Section 3.06 to 3.07.

(d)	The Employer may authorize that special “qualified nonelective contributions” shall be made for a Plan Year, which shall be allocated in such amounts and to such Members, who are not Highly-Compensated Employees, as the Committee shall determine. In addition, the Employer may authorize special qualified nonelective contribution amounts as necessary to rectify any qualification error in accordance with any voluntary correction programs promulgated by the IRS. The Committee shall establish such separate account(s) as may be necessary. Qualified nonelective contributions shall be one hundred percent (100%) nonforfeitable when made. Any qualified nonelective contributions and any earnings credited on any qualified nonelective contributions after such date shall only be available for withdrawal under the provisions of Section 7.02. Qualified nonelective contributions made for the Plan Year may be used to satisfy the tests described in Sections 3.06 and 3.07, where necessary. Any QNEC Contributions taken into account under the Actual Deferral Percentage Test or the Contribution Percentage Test described in Section 3.06 or 3.07 shall meet the following requirements:

(i)	The QNEC Contribution is allocated to the Member’s QNEC Account as of a date within that year used for purposes of performing the Actual Deferral Percentage Test or the Contribution Percentage Test.

(ii)	The QNEC Contribution (regardless of whether the QNEC Contribution is taken into account for purposes of satisfying the Actual Deferral Percentage Test or the Contribution Percentage Test) shall satisfy the requirements of Code Section 401(a)(4).

(iii)	QNEC Contributions shall not be taken into account for a Plan Year for any Member who is a Nonhighly-Compensated Employee to the extent that such QNEC Contributions exceed the product of that Nonhighly-Compensated Employee’s compensation and the greater of 5% or two times the Plan’s representative contribution rate as determined under IRS Regulation §1.401(k)-2(a)(4).

(e)	Notwithstanding any provision of the Plan to the contrary, if employees included in a unit of employees covered by a collective bargaining agreement are participating in the Plan and not more than two percent (2%) of such employees are Highly-Compensated Employees and professionals, then such employees shall be disregarded in applying the provisions of Section 3.06 and 3.07 and a separate actual deferral percentage test must be performed for such group of collective bargaining employees on the basis that those employees are included in a separate cash-or-deferred arrangement.

(f)	For Plan Years commencing on and after January 1, 1999, if the Employer elects to apply the provisions of section 410(b)(4)(B) of the Code to satisfy the requirements of section 401(k)(3)(A)(i) of the Code, the Employer shall apply the provisions of Sections 3.06 and 3.07 by excluding from consideration all eligible employees (other than Highly-Compensated Employees) who have not met the minimum age and service requirements of section 410(a)(l)(A) of the Code.

3.09	Maximum Annual Additions

(a)	No benefit shall be payable to a Member or Beneficiary in excess of the benefit permitted to be paid under section 415 of the Code and IRS Regulations issued thereunder, the terms of which are incorporated by reference herein, as may be modified by this Section 3.09. For purposes of computing the limitation under section 415 of the Code, compensation for any calendar year shall mean the Member’s Statutory Compensation from all Employers for the calendar year. Notwithstanding the foregoing, for limitation years commencing prior to July 1, 2007, Statutory Compensation taken into account for purposes of the limitation upon Plan benefits set forth in section 415 of the Code and the IRS Regulations issued thereunder was not limited by the dollar limitation set forth in section 401(a)(17) of the Code. Accordingly, the balance in a Member’s Accounts shall not be less than the balance in his Accounts as of December 31, 2007, and for purposes of computing such Accounts as of December 31, 2007, the Member’s Statutory Compensation prior to January 1, 2008, taken into account for purposes of the section 415 limitation shall not be limited by the dollar limitation set forth in section 401(a)(17) of the Code.

(b)	For purposes of this Section, the “annual additions” to a Member’s Accounts under this Plan or any other qualified defined contribution plan (without regard to whether such plan has been terminated, and as aggregated pursuant to IRS Regulation § 1.415(f)-1) maintained by the Employer or an Affiliated Employer shall have the meaning prescribed by IRS Regulation § 1.415(c)-1(b) and -1(f). For purposes of this Section, the “limitation year” shall be the Plan Year.

(c)	Effective for limitation years beginning before July 1, 2007, if the annual addition to a Member’s Accounts for any limitation year, prior to the application of the limitation set forth in Section 3.09(a) above, exceeds that limitation due to a reasonable error in estimating a Member’s annual compensation or in determining the amount of Deferral Contributions that may be made with respect to a Member under section 415 of the Code, or as the result of the allocation of forfeitures or due to such other circumstances as may be specified by the Secretary of the Treasury, the amount of contributions credited to the Member’s Accounts in that Plan Year shall be adjusted to the extent necessary to satisfy that limitation in accordance with the following order of priority:

(i)	The Member’s unmatched Deferral Contributions under Section 3.01 shall be reduced to the extent necessary. The amount of the reduction shall be returned to the Member together with any earnings on the contributions to be returned.

(ii)	The Member’s matched Deferral Contributions and corresponding Employer Matching Contributions shall be reduced to the extent necessary. The amount of the reduction attributable to the Member’s matched Deferral Contributions shall be returned to the Member together with any earnings on those contributions to be returned, and the amount attributable to the Employer Matching Contributions shall be (A) paid to the Member, if vested, or (B) forfeited and used to reduce Employer contributions for such Plan Year or for the next following Plan Year, if not vested.

Any Deferral Contributions returned to a Member under this Section 3.09(d) shall be disregarded in applying the dollar limitation on Deferral Contributions under Section 3.01(b), and in performing the Actual Deferral Percentage Test under Section 3.06.

(d)	Notwithstanding any provision above regarding the Actual Deferral Percentage Test and the Contribution Percentage Test described in sections 3.06 and 3.07, respectively, for Plan years commencing on and after January 1, 2005, the mandatory disaggregation rules relating to IRC Section 401(k) plans and IRC Section 401(m) plans set forth in 1.410(b)-7(c)(l) shall not apply for purposes of this Section 3.09.

3.10	Return of Contributions

(a)	If all or part of the Employer’s deductions for contributions to the Plan are disallowed by the IRS, the portion of the contributions to which that disallowance applies shall be returned to the Employer without interest but reduced by any investment loss attributable to those contributions, provided that the contribution is returned within one (1)year after the disallowance of deduction. For this purpose, all contributions made by the Employer are expressly declared to be conditioned upon their deductibility under section 404 of the Code.

(b)	The Employer may recover without interest the amount of its contributions to the Plan made on account of a mistake of fact, reduced by any investment loss attributable to those contributions, if recovery is made within one (1)year after the date of those contributions.

(c)	In the event that Deferral Contributions made under Section 3.01 are returned to the Employer in accordance with the provisions of this Section 3.10, the elections to reduce Compensation which were made by Members on whose behalf those contributions were made shall be void retroactively to the beginning of the period for which those contributions were made. The Deferral Contributions so returned shall be distributed in cash to those Members for whom those contributions were made; provided, however, that if the contributions are returned under the provisions of Section 3.10(a) above, the amount of Deferral Contributions to be distributed to Members shall be adjusted to reflect any investment gains or losses attributable to those contributions.

3.11	Contributions Not Contingent Upon Profits

The Employer may make contributions to the Plan without regard to the existence or the amount of current and accumulated earnings and profits.

3.12	Contributions During Period of Military Leave

(a)	Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code. Without regard to any limitations on contributions set forth in this Article III, a Member, who is reemployed on or after August 1, 1990 and is credited with Vesting Service under the provisions of Section 1.55(b) because of a period of service in the uniformed services of the United States, may elect to contribute to the Plan the Deferral Contributions that could have been contributed to the Plan in accordance with the provisions of the Plan had he remained continuously employed by the Employer throughout such period of absence (“make-up contributions”). The amount of make-up contributions shall be determined on the basis of the Member’s Compensation in effect immediately prior to the period of absence, and the terms of the Plan at such time. Any Deferral Contributions so determined shall be limited as provided in Sections 3.01(b), 3.06, and 3.07 with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which payment is made. In addition, a Member’s make-up contributions under this Section 3.12(a) may be reduced to the extent that the Member made contributions to the Plan from any military differential pay received from the Employer during a period of military service, in accordance with all applicable requirements of section 414(u) of the Code. Any payment to the Plan described in this Section 3.12(a) shall be made during the applicable repayment period. The repayment period shall equal three (3) times the period of absence, but not longer than five (5) years and shall begin on the latest of: (i) the Member’s date of reemployment, (ii) October 13, 1996, or (iii) the date the Employer notifies the Employee of his rights under this Section 3.12. Earnings (or losses) on make-up contributions shall be credited commencing with the date the make-up contribution is made in accordance with the provisions of Article IV.

(b)	With respect to a Member who makes the election described in Section 3.12(a) above, the Employer shall make Employer Matching Contributions on the make up contributions in the amount described in the provisions of Section 3.02, as in effect for the Plan Year to which such make-up contributions relate. Employer Matching Contributions under this Section 3.12(b) shall be made during the period described in Section 3.12(a) above. Earnings (or losses) on Employer Matching Contributions shall be credited commencing with the date the contributions are made in accordance with the provisions of Article IV. Any limitations on Employer Matching Contributions described in Sections 3.02, 3.06, and 3.07 shall be applied with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year or Years in which payment is made.

(c)	All contributions under this Section are considered “annual additions,” as defined in section 415(c)(2) of the Code, and shall be limited in accordance with the provisions of Section 3.09 with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which payment is made.

3.13	Catch-Up Contributions

All Employees, who are eligible to make elective deferrals under this Plan and who have attained age fifty (50) or who will attain age fifty (50) by the close of the Plan Year, shall be eligible to make Catch-up Contributions pursuant to this Section 3.13 and in accordance with, and subject to, the limitations of section 414(v) of the Code and the final regulations issued thereunder. A Member may make Catch-Up Contributions when his Deferral Contributions exceed any of the following limits:

(a)	An employer-provided limit: Those limits established under the Plan by the Company, such as the limit set forth in Section 3.01 (a);

(b)	A statutory limit: Those limits established pursuant to the Code such as (i) limits on elective deferrals under section 402(g) of the Code (as set forth in Sections 3.01(b), 3.01(c), and 3.01(d)), or (ii) the statutory limit on annual additions under section 415 of the Code (as set forth in Section 3.09(a)); or

(c)	The actual deferral percentage limit: The actual deferral percentage limit determined pursuant to section 401(k)(3) of the Code (as set forth in Section 3.06).

All catch-up eligible plans of the Company and Affiliated Employers shall provide for catch-up contributions in accordance with the provisions of section 414(v) of the Code and the final regulations issued thereunder. Notwithstanding the foregoing, the following employees shall not be eligible to make catch-up contributions: (i) those employees covered by a collective bargaining agreement unless such collective bargaining agreement provides for the making of catch-up contributions by such employees under an eligible plan of the Company or an Affiliated Employer, provided, however, that those employees covered by a collective bargaining unit and/or employed in a position covered by a collective bargaining agreement specified in Appendix A shall nonetheless be eligible to make catch-up contributions under the Plan, and (ii) those employees under any union sponsored plans contributed to by the Company or an Affiliated Employer unless catch-up contributions are specifically provided for in such union-sponsored plans.

Catch-Up Contributions shall be made pursuant to administrative procedures promulgated by the Committee (or its delegatee). Such procedures shall provide that Catch-Up Contributions will be subject to a “withholding hierarchy” for purposes of determining the amount of Catch-Up Contributions that may be contributed on behalf of a Member. The Committee (or its delegatee) shall determine the order of withholdings taken from a Member’s Compensation (e.g., for federal, state and local taxes, social security, wage garnishments, welfare plan contributions, 401(k) deferrals, and similar withholdings) and Catch-Up Contributions shall be subject to such withholding hierarchy. As a result, Catch-Up Contributions may be effectively limited to Compensation available after the application of such withholding hierarchy.

Catch-Up Contributions shall not be subject to (i) the limits on elective deferrals under section 402(g) of the Code (as set forth in Sections 3.01(b), 3.01(c), and 3.01(d)), (ii) the actual deferral percentage limit under section 401(k)(3) of the Code (as set forth in Section 3.06), or (iii) the limits on annual additions under section 415 of the Code (as set forth in Section 3.09(a)). Similarly, Catch-Up Contributions are not taken into account for purposes of sections 410(b) or 416 of the Code; however, Catch-Up Contributions made in prior Plan Years will be taken into account in determining whether the Plan is top-heavy for the Plan Year pursuant to Section 13.06. Except as otherwise stated herein, Catch-Up Contributions shall be treated as Deferral Contributions for all purposes under the Plan.

End of Article III

ARTICLE IV

INVESTMENT OF CONTRIBUTIONS

4.01	Investment Funds

(a)	Contributions to the Plan shall be invested in one or more Investment Funds, as authorized by the Committee (on behalf of the Plan Administrator as defined in Section 10.01), which from time to time may include such equity funds, international equity funds, fixed income funds, money market funds, an Employer stock fund and other funds as the Committee elects to offer.

(b)	The Trustees may keep such amounts of cash as it, in its sole discretion, shall deem necessary or advisable as part of the Investment Funds, all within the limitations specified in the Trust Agreement.

(c)	Dividends, interest, and other distributions received on the assets held by the Trustees in respect to each of the above Investment Funds shall be reinvested in the respective Investment Fund.

(d)	In the event the Committee (on behalf of the Plan Administrator as defined in Section 10.01) authorizes an Employer stock fund, such fund shall be invested exclusively in the Class A common stock of Clear Channel Outdoor Holdings, Inc., which stock constitutes a qualifying employer security within the meaning of Section 407 of ERISA (the “Employer Stock Fund”), except for cash or cash equivalents in a proportion deemed by the Committee sufficient to provide liquidity for anticipated participant transfers in to and out of the Employer Stock Fund, but not for purposes of mitigating any risk or volatility associated with the Employer’s common stock. The Employer’s common stock shall be purchased by the Trustee regularly in the open market, by the exercise of stock rights or by private purchase from any one, including the Employer. Any such purchase shall be in full compliance with the fiduciary requirements of ERISA.

4.02	Investment of Members’ Accounts

A Member shall make one investment election covering his Accounts in accordance with one of the following options:

(a)	one hundred percent (100%) in one of the available Investment Funds; or

(b)	in more than one Investment Fund allocated in multiples of one percent (1%).

Such election shall be subject to the policies and procedures set forth in Appendix D, including without limitation maximum limitations with respect to Member elections regarding the Employer Stock Fund, which may be amended from time to time without need for a formal amendment to the Plan. If no investment election is made, any contributions made on the Member’s behalf or any amounts transferred into the Plan from a Prior Plan shall be invested as directed by the Committee from time to time.

4.03	Responsibility for Investments

Each Member is solely responsible for the selection of his investment options. The Trustees, the Committee, the Employer, and the officers, supervisors and other employees of the Employer are not empowered to advise a Member as to the manner in which his Accounts shall be invested. The fact that an Investment Fund is available to Members for investment under the Plan shall not be construed as a recommendation for investment in the Investment Fund.

4.04	Change of Election

A Member may change his investment election under Section 4.02 by giving such advance Notice as the Committee shall prescribe, including those policies and procedures set forth in Appendix D, which may be amended from time to time without need for a formal amendment to the Plan. Such changed investment election shall become effective as soon as administratively practicable following such Notice and shall be effective only with respect to subsequent contributions.

4.05	Reallocation of Accounts Among the Investment Funds

A Member may elect to reallocate his Accounts among the Investment Funds, in multiples of one percent (1%) and in whole dollar multiples, by giving such advance Notice as the Committee shall prescribe, including those policies and procedures set forth in Appendix D, which may be amended from time to time without need for a formal amendment to the Plan. Such reallocation shall be effective as soon as administratively practicable following such Notice.

4.06	Limitations Imposed by Contract

Notwithstanding anything in this Article to the contrary, any contributions invested in a fund of guaranteed investment contracts shall be subject to any and all terms of such contracts, including any limitations therein placed on the exercise of any rights otherwise granted to a Member under any other provisions of this Plan with respect to such contributions.

4.07	ERISA Section 404(c) Compliance

This Plan is intended to constitute a plan described in section 404(c) of ERISA.

(a) Each Member (or Beneficiary) shall be provided by the Committee with the following:

(i) an explanation that the Plan is intended to constitute a plan described in Section 404(c) of the ERISA, and ERISA Regulations § 2550.404c-1, and that the fiduciaries of the Plan may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by such Member or Beneficiary;

(ii) a description of the investment alternatives available under the Plan and, with respect to each designated investment alternative, a general description of the investment objectives and risk and return characteristics of each such alternative, including information relating to the type and diversification of assets comprising the portfolio of the designated investment alternative;

(iii) identification of any designated investment managers;

(iv) an explanation of the circumstances under which Members and Beneficiaries may give investment instructions and an explanation of any specified limitations on such instructions under the terms of the Plan, including any restrictions on transfers to or from a designated investment alternative, and any restrictions on the exercise of voting, tender and similar rights appurtenant to a Member’s or Beneficiary’s investment in an investment alternative;

(v) a description of any transaction fees and expenses which affect the Member’s or Beneficiary’s Account balance in connection with purchases or sales of interests in investment alternatives (e.g., commissions, sales loads, deferred sales charges, redemption or exchange fees);

(vi) the name, address, and phone number of the person or persons designated by the Committee as responsible for providing the information described in this Section upon request of a Member or Beneficiary and a description of the information described in this Section which may be obtained on request;

(vii) if the Committee permits an investment alternative which is designed to permit a Company Stock Member or Beneficiary to directly or indirectly acquire or sell (employer security alternative), a description of the procedures established to provide for the confidentiality of information relating to the purchase, holding and sale of employer securities, and the exercise of voting, tender and similar rights, by Members and Beneficiaries, and the name, address and phone number of the person or persons designated by the Committee to provide such information];

(viii) in the case of an investment alternative which is subject to the Securities Act of 1933, and in which the Member or Beneficiary has no assets invested, immediately following (or immediately prior to) the Member’s or Beneficiary’s initial investment, a copy of the most recent prospectus provided to the Plan;

(ix) subsequent to an investment in an investment alternative, any materials provided to the Plan relating to the exercise of voting, tender or similar rights which are incidental to the holding in the account of the Member or Beneficiary of an ownership interest in such alternative to the extent that such rights are passed through to Members and Beneficiaries under the terms of the Plan, as well as a description of or reference to Plan provisions relating to the exercise of voting, tender or similar rights.

(b) In addition, the Committee shall provide the following information, which shall be based on the latest information available to the Plan, to each Member or Beneficiary, either directly or upon request:

(i) a description of the annual operating expenses of each designated investment alternative (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return to Members and Beneficiaries, and the aggregate amount of such expenses expressed as a percentage of average net assets of the designated investment alternative;

(ii) copies of any prospectuses, financial statements and reports, and of any other materials relating to the investment alternatives available under the Plan, to the extent such information is provided to the Plan;

(iii) a list of the assets comprising the portfolio of each designated investment alternative which constitutes Plan assets within the meaning of ERISA, the value of each such asset (or the proportion of the investment alternative which it comprises), and, with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract and the rate of return on the contract;

(iv) information concerning the value of shares or units in designated investment alternatives available to Members and Beneficiaries under the Plan, as well as the past and current investment performance of such alternatives, determined, net of expenses, on a reasonable and consistent basis; and

(v) information concerning the value of shares or units in designated investment alternatives held in the account of the Member or Beneficiary.

End of Article IV

ARTICLE V

VALUATION OF ACCOUNTS

5.01	Trust Fund

The Trust Fund shall be held on behalf of the Employer in accordance with the terms of (a) the Plan and (b) the Trust Agreement entered into between the Company and the Trustees pursuant to Section 11.01. Such Trust Agreement may be amended from time to time in the manner provided therein.

5.02	Recordkeeping

The Committee shall maintain separate Account(s) established pursuant to the terms of the Plan for recordkeeping purposes on behalf of each Member.

5.03	Valuation

As of each Valuation Date, the Trustee shall determine the fair market value of the assets of each of the Investment Funds including, but not limited to, the income, expenses, other investment transactions and realized and unrealized gains and losses to be allocated for each valuation period.

5.04	Annual Statements

At least once a year, each Member shall be furnished with a statement setting forth the value of his Accounts and the Vested Portion of his Accounts.

End of Article V

ARTICLE VI

VESTED PORTION OF ACCOUNTS

6.01	Nonforfeitable Accounts

A Member shall at all times be one hundred percent (100%) vested in, and have a nonforfeitable right to, his Deferral Account, Prior Plans Account, Prior Plans After-Tax Account, QNEC Account, Rollover Account, as applicable.

6.02	Employer Matching Account

(a)	For Employer Matching Contributions made pursuant to Section 3.02 for Plan Years prior to January 1, 2002, a Member shall be vested in, and have a nonforfeitable right to, his Employer Matching Account in accordance with the following schedule:

Years of Vesting Service	Percent Vested
less than 3 years	0%
3 years	20%
4 years	40%
5 years	60%
6 years	80%
7 or more years	100%

For Employer Matching Contributions made pursuant to Section 3.02 for Plan Years beginning on and after January 1, 2002, a Member shall be vested in, and have a nonforfeitable right to, his Employer Matching Account for such contributions in accordance with the following schedule:

Years of Vesting Service	Percent Vested
less than 1 year	0%
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 or more years	100%

(b)

Notwithstanding the foregoing, a Member who is an Employee of the Employer or an affiliated Employer shall be one hundred percent (100%) vested in, and have a non-forfeitable right to his Account upon death, Disability, or attainment of his sixty-fifth (65th ) birthday. In addition, effective January 1, 2007, if a former Member dies while performing qualified military service as defined in Section 414(u) of the Code, he or she shall be one hundred percent (100%) vested in, and have a nonforfeitable right to his Accounts upon death.

(c)	Years of Vesting Service shall be credited to Members as provided in Section 1.55.

6.03	Disposition of Forfeitures

(a)	Upon termination of employment of a Member who was not fully vested in his Employer Matching Account, the non-vested portion of his Employer Matching Account shall not be forfeited until the earlier of (i) the date the Member’s number of consecutive one-year Breaks in Service equals or exceeds the greater of five (5) years or the Member’s total number of Years of Vesting Service before his Break in Service, or (ii) the date the Member receives a distribution of the Vested Portion of his Accounts, if earlier. If the former Member is not reemployed by the Employer or an Affiliated Employer before he has a period of Break in Service described in the preceding sentence or receives such a distribution, the non-vested portion of his Employer Matching Account shall be forfeited. Any amounts forfeited pursuant to this Section 6.03(a) shall be applied to reduce Employer contributions for the Plan Year in which the forfeiture occurs or for the next following Plan Year.

(b)	If an amount of a Member’s Employer Matching Account has been forfeited in accordance with Section 6.03(a) above, that amount shall be subsequently restored to the Member’s Employer Matching Account provided (i) he is reemployed by the Employer or an Affiliated Employer before the Member’s number of consecutive one-year Breaks in Service equals or exceeds the greater of five (5) years or the Member’s total number of Years of Vesting Service before his Break in Service and (ii) he repays to the Plan during his period of reemployment and within five (5) years of his date of reemployment an amount in cash equal to the full amount distributed to him from the Plan on account of his termination of employment, other than the amount attributable to any Rollover Contributions made under Section 3.03; provided, however, that he may elect to repay to the Plan all or part of that amount as well. Repayment shall be made in one lump sum. A Member who is reemployed before the time specified in Section 6.03(b)(i) above who had a vested benefit of zero at the time of his termination shall be deemed to have repaid such distribution upon his reemployment.

(c)	In the event that any amounts to be restored by the Employer to a Member’s Employer Matching Account have been forfeited under Section 6.03(a) above, those amounts shall be taken first from any forfeitures which have not as yet been applied against Employer Matching Contributions and if any amounts remain to be restored, the Employer shall make a special Employer contribution equal to those amounts. Any such restoration shall be made as soon as administratively feasible following the date of repayment.

(d)	A repayment shall be invested in the available Investment Funds according to the Member’s election in force at the time of repayment.

6.04	Special Vesting Formula

If a distribution is made on behalf of a Member at a time when he is less than one hundred percent (100%) vested in his Employer Matching Account, his vested interest in such account at any relevant time shall not be less than an amount (“X”) determined by the following formula:

X = P(AB + (R x D)) - (R x D)

For purposes of the formula:

“P” is the vested percentage at the relevant time;

“AB” is the Employer Matching Account balance at the relevant time;

“D” is the amount of the distribution; and

“R” is the ratio of the separate Account balance at the relevant time to the separate Account balance after the distribution.

The “relevant time” is the time under the Plan when the Member’s Vested Portion may not increase.

End of Article VI

ARTICLE VII

WITHDRAWALS WHILE STILL EMPLOYED

7.01	Withdrawal of Prior Plans After-Tax and Rollover Contributions

A Member may, subject to Section 7.04, elect to withdraw all or part of his Prior Plans After-Tax Account and/or Rollover Account at any time. If a partial withdrawal is made from the Prior Plans After-Tax Account, all Prior Plan After-Tax Contributions shall be withdrawn first, then all earnings applicable thereto.

7.02	Withdrawal After Age 59 1/2

A Member who has attained age fifty-nine and one-half (59 1/2) as of the effective date of any withdrawal pursuant to this Section 7.02 may, subject to Section 7.04, elect to withdraw all or part of his Deferral Account, Prior Plans Account, and QNEC Account, and all or part of the Vested Portion of his Employer Matching Account.

7.03	Hardship Withdrawal

(a)	A Member who has withdrawn the total amount available for withdrawal under Sections 7.01 and 7.02 may, subject to Section 7.04, elect to withdraw all or part of the Deferral Contributions (including Catch-Up Contributions) made on his behalf to his Deferral Account upon furnishing proof of hardship satisfactory to the Committee.

(b)	A Member shall be considered to have incurred a hardship if, and only if, he meets the requirements of Sections 7.03(c) and (d) below.

(c)	As a condition for hardship there must exist with respect to the Member an immediate and heavy financial need to draw upon his Deferral Contributions (including Catch-Up Contributions). The Committee shall presume the existence of such immediate and heavy financial need if the requested withdrawal is on account of any of the following:

(i)	expenses for medical care described in section 213(d) of the Code previously incurred by the Member, his spouse or any of his dependents (as defined in section 152 of the Code but without regard to Section 152(d)(l)(B) of the Code) or necessary for those persons to obtain such medical care;

(ii)	costs directly related to the purchase of a principal residence of the Member (excluding mortgage payments);

(iii)	payment of tuition and related educational fees, and room and board expenses, for the next twelve (12) months of post-secondary education of the Member, his spouse, children or dependents (as defined in section 152 of the Code but without regard to Section 152(d)(l)(B) of the Code);

(iv)	payment of amounts necessary to prevent eviction of the Member from his principal residence or to avoid foreclosure on the mortgage of his principal residence;

(v)	payments for burial or funeral expenses for the Member’s deceased parent, spouse, children or dependents (as defined in section 152 of the Code without regard to Section 152(d)(l)(B) of the Code);

(vi)	expenses for the repair of damages to the Member’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds ten percent (10%) of the Participant’s adjusted gross income); and

(vii)	the inability of the Member to meet such other expenses, debts or other obligations recognized by the IRS as giving rise to immediate and heavy financial need for purposes of section 401(k) of the Code.

(d)	As a condition for hardship, the Member must demonstrate that the requested withdrawal is necessary to satisfy the financial need described in Section 7.03(c). To demonstrate such necessity, the Member must request, on such form as the Committee shall prescribe, that the Committee make its determination of the necessity for the withdrawal solely on the basis of his application. In that event, the Committee shall make such determination, provided all of the following requirements are met:

(i)	the Member has obtained all distributions, other than distributions available only on account of hardship, and all nontaxable loans currently available under all plans of the Employer and Affiliated Employers, but any loan need not be taken which would have the effect of (A) increasing the hardship, or (B) disqualifying the Member from being eligible to receive a mortgage on a home in the event the hardship is for the purchase of a home; and

(ii)	the Member is prohibited from making deferral contributions and any after-tax contributions, as applicable, to the Plan and all other qualified retirement plans of the Employer and Affiliated Employers under the terms of such plans or by means of an otherwise legally enforceable agreement for a period following the date of such withdrawal of six (6) months.

7.04	Procedures and Restrictions

To make a withdrawal, a Member shall give such advance Notice as the Committee shall prescribe. A withdrawal shall be made as soon as administratively practicable following such Notice. If a loan and a hardship withdrawal are processed as of the Valuation Date, the amount available for the hardship withdrawal will equal the Vested Portion of the Member’s Accounts on such Valuation Date reduced by the amount of the loan. The amount of the withdrawal shall be allocated between the Investment Funds in proportion to the value of the Member’s Accounts from which the withdrawal is made in each Investment Fund as of the date of the withdrawal. Subject to the provisions of Section 9.07, all payments to Members under this Article shall be made in cash as soon as practicable. Payments made to Members pursuant to Section 7.03 shall not be considered “eligible rollover distributions” subject to the provisions of Section 9.07.

End of Article VII

ARTICLE VIII

LOANS TO MEMBERS

8.01	Amount Available

(a)	A Member who is an employee of the Employer or an Affiliated Employer may borrow, on written application to the Committee and on approval by the Committee under such uniform rules as it shall adopt, an amount which, when added to the outstanding balance of any other loans to the Member from this Plan or any other qualified plan of the Employer or Affiliated Employer, including any accrued but unpaid interest on any deemed loan distribution, does not exceed the lesser of:

(i)	Fifty percent (50%) of the Vested Portion of his Accounts; or

(ii)	Fifty Thousand Dollars ($50,000) reduced by the excess, if any, of (A) the highest outstanding balance of loans to the Member from such plans during the one year period ending on the day before the day the loan is made, over (B) the outstanding balance of loans to the Member from such plans on the date on which the loan is made.

(b)	The interest rate to be charged on loans shall be determined at the time of the loan application and shall be one percent (1%) above the prime rate as reported in the Wall Street Journal for the last business day of the quarter preceding the calendar quarter in which the loan is processed unless such rate is not “reasonable” within the meaning of ERISA, in which case a reasonable rate of interest shall be used. The interest rate so determined for purposes of the Plan shall be fixed for the duration of each loan.

(c)	The amount of the loan is to be transferred from the Investment Funds in which the Member’s Accounts are invested to a special “loan fund” for the Member under the Plan. The loan fund consists solely of the amount transferred to the loan fund and is invested solely in the loan made to the Member. The amount transferred to the loan fund shall be pledged as security for the loan. Payments of principal on the loan will reduce the amount held in the Member’s loan fund. Those payments, together with the attendant interest payment, will be reinvested in the Investment Funds in accordance with the Member’s then effective investment election.

8.02	Terms

(a)	In addition to such rules and regulations as the Committee may adopt, all loans shall comply with the following terms and conditions:

(i)	An application for a loan by a Member shall be made in accordance with the rules established by the Committee;

(ii)	Each loan shall be evidenced by a promissory note payable to the Plan;

(iii)	The period of repayment for any loan shall be determined by the Member, but that period shall not exceed five (5) years unless the loan is to be used in conjunction with the purchase of the principal residence of the Member, in which case the period of repayment shall not exceed fifteen (15) years. Notwithstanding the foregoing, in the event a Member enters the uniformed services of the United States and retains reemployment rights under the law, loan repayments shall be suspended during the period of leave, and the period of repayment shall be extended by the number of months of the period of service in the uniformed services; provided that interest shall continue to accrue on the unpaid balance of the loan during such leave in accordance with the terms of the loan provided, and further that if the Member incurs a termination of employment and requests a distribution pursuant to Article IX, the loan shall be canceled, and the outstanding loan balance shall be distributed pursuant to Article IX. For leaves other than qualified military leaves, alternative arrangements for repayment may apply in the event that the borrower is on an unpaid leave of absence for a period not to exceed one (1) year.

(iv)	Payments of principal and interest will be made by payroll deductions in substantially level amounts, but no less frequently than quarterly, in an amount sufficient to amortize the loan over the repayment period;

(v)	A loan may be prepaid in full as of any date without penalty;

(vi)	Only one (1) loan may be outstanding at any time under all plans maintained by the Company and all Affiliated Employers, and a new loan may not be made until at least thirty-one (31) days after repayment of such outstanding loan is completed. Notwithstanding the foregoing, a second loan may be made in conjunction with the purchase of the principal residence of a Member. Further, if a Member has one or more outstanding loans transferred or rolled into the Plan due to a plan merger or acquisition-related asset transfer, such loan(s) shall not be treated as violating the requirements of this Section 8.02(a)(vi), but shall be included in determining whether the Member is eligible to apply for a loan under this Plan.

Under this Section 8.02(a)(vi), a defaulted loan shall be treated as an outstanding loan. A Member, who defaults on a loan pursuant to this Article VIII and who desires to obtain a subsequent loan, will be required to repay the amount of the defaulted loan, plus interest thereon, prior to obtaining such subsequent loan;

(vii)	The minimum loan amount shall be One Thousand Dollars ($1,000);

(viii)	A loan processing fee and annual maintenance fee may be charged by the Plan, as determined by the Committee; and

(ix)	Upon termination of employment, full repayment of any outstanding loan must be made to avoid default.

Notwithstanding anything to the contrary in this Section 8.02(a), in the event that a Member takes a distribution from his vested Accounts under Article IX in connection with a severance from employment related to his performance of service in the uniformed services, and such Member has an outstanding loan under this Section 8.02, such Member will only be entitled to receive a total distribution amount that is equal to the vested portion of such Member’s Accounts, minus the total amount of such outstanding loan (his “Net Account Balance”). Such Member’s outstanding loan will be deemed to have been repaid as of the date of a distribution of the Member’s vested Account balance that is equal to his Net Account Balance. If a Member elects to take a distribution under the provisions of Article IX that is less than his Net Account Balance, the Member will not be required to repay his loan in full at the time of the distribution and loan repayments will continue to be suspended in accordance with section 414(u) of the Code; provided, however, that such Member will not be entitled to withdraw the remaining vested portion of his Account balance until all outstanding loan amounts have been repaid to the Plan.

(b)	If a loan is not repaid in accordance with the terms contained in the promissory note and a default occurs, the Plan may execute upon its security interest in the Member’s Accounts under the Plan to satisfy the debt; however, the Plan shall not levy against any portion of the loan fund attributable to amounts held in the Member’s Deferral Account, Employer Matching Account, Prior Plans Account, or QNEC Account until such time as a distribution of the Deferral Account, Employer Matching Account, Prior Plans Account, or QNEC Account could otherwise be made under the Plan. A default in any other event may be deemed a taxable distribution to the Member in accordance with the Committee’s rules.

(c)	Any additional rules or restrictions as may be necessary to implement and administer the loan program shall be in writing and communicated to employees. Such further documentation is hereby incorporated into the Plan by reference, and the Committee is hereby authorized to make such revisions to these rules as it deems necessary or appropriate, on the advice of counsel.

(d)	To the extent required by law and under such rules as the Committee shall adopt, loans shall also be made available on a reasonably equivalent basis to any Beneficiary or former Employee (i) who maintains an account balance under the Plan and (ii) who is still a party-in-interest (within the meaning of section 3(14)of ERISA).

(e)	For any employee of an entity which is acquired by the Employer in either an asset or a stock transaction and who (i) becomes a Member in accordance with the provisions of Section 2.01, (ii) has a nondefaulted loan balance in the acquired entity’s qualified profit sharing or stock bonus plan on the closing date of the acquisition, and (iii) elects to make a direct rollover of his account balance from that plan to this Plan, this Plan will accept as part of that rollover the promissory note representing such loan and the Employer, Plan and the Member agree to continue the repayment in accordance with the terms of such note, provided such action complies with the requirements of the Code at the date of rollover.

End of Article VIII

ARTICLE IX

DISTRIBUTION OF ACCOUNTS UPON

TERMINATION OF EMPLOYMENT

9.01	Eligibility

Upon a Member’s termination of employment (including Disability), the Vested Portion of his Accounts, as determined under Article VI, shall be distributed as provided in this Article. A Member’s change in status from an Employee to a Leased Employee shall not be a termination of employment under this Section 9.01.

9.02	Forms of Distribution

(a)	Distribution of the Vested Portion of a Member’s Accounts shall be made to the Member (or to his Beneficiary, in the event of death) in a cash lump sum or in the form of a Direct Rollover pursuant to Section 9.07 (or in a combination of a cash lump sum payment or Direct Rollover). In the alternative (and subject to the Direct Rollover right under Section 9.07), to the extent a Member’s Accounts are invested in the Investment fund for Employer common stock, a Member may elect to receive all or a portion of the Employer common stock held in such Investment fund for his Accounts, as part of the distribution. The minimum stock distribution shall be one hundred (100) shares or the total number of shares held for the Employee, if less, and any fractional shares shall be paid in cash.

(b)	Notwithstanding the preceding, if a Member dies before his benefits commence, the Vested Portion of his Accounts shall be paid to his Beneficiary in a cash lump sum.

(c)	For purposes of this Article, a Member’s employment shall be deemed to terminate if the event giving rise to such termination qualifies as a “severance from employment” (within the meaning of section 401(k)(2)(B) of the Code as in effect after its amendment by EGTRRA), including a deemed severance from employment that occurs as a result of such Participant’s performance of service in the uniformed services described in Section 9.09.

A distribution under this Section 9.02 may be made on account of a severance of employment regardless of whether the severance of employment occurred before January 1, 2002, and regardless of whether the distribution would satisfy the requirements of section 401(k)(2)(B) of the Code and the regulations thereunder as in effect prior to its amendment by EGTRRA (including the two (2) year rule in section 1.401(k)-1(d)(4)(iii) of the Treasury Regulations).

9.03	Commencement of Payments

(a)	Except as otherwise provided in this Article, distribution of the Vested Portion of a Member’s Accounts shall commence as soon as administratively practicable following the later of (i) the Member’s termination of employment or (ii) the sixty- fifth (65th) anniversary of the Member’s date of birth (but not more than sixty (60) days after the close of the Plan Year in which the later of (i) or (ii) occurs).

(b)	In lieu of a distribution as described in Section 9.03(a) above, a Member may, in accordance with such procedures as the Committee shall prescribe, elect to have the distribution of the Vested Portion of his Accounts commence as of any Valuation Date coincident with or following his termination of employment which is before the date described in Section 9.03(a) above.

(c)	In the case of the death of a Member before his benefits commence, the Vested Portion of his Accounts shall be distributed to his Beneficiary as soon as administratively practicable following the Member’s date of death, but no later than December 31 of the calendar year immediately following the calendar year in which the Member died.

9.04	Age 70 1/2 Required Distribution

Distributions under the Plan will be made in accordance with the minimum distribution requirements of section 401(a)(9) of the Code and the final regulations issued thereunder as set forth in Treasury Decision 8987 (April 16, 2002) (“Final Minimum Distribution Regulations”).

(a)

Except for the Plan Year commencing January 1, 2009, distribution of a Member’s Accounts shall begin or be paid in full by April 1 following the later of (i) the calendar year in which the Member attains age seventy and one-half (70 1/2) or (ii) the calendar year in which the Member retires; provided, however, that if the Member is a five percent (5%) owner (as defined in section 416(i) of the Code), distribution of the Member’s Accounts shall begin or be made in full no later than the April 1 following the calendar year in which the Member attains age seventy and one-half (70/4) regardless of whether such Member has retired. Such required payments will be known as “minimum distribution payments” and the date minimum distribution payments are required to commence under this Section 9.04 shall be referred to as the “required beginning date.” A Member who is not a five percent (5%) owner who continues in service beyond the date he attains age seventy and one-half (70 1/2) may, however, elect to receive in-service withdrawals in accordance with the provisions of Article VII while he remains in service.

(b)	Notwithstanding the foregoing, if minimum distribution payments have commenced with respect to a Member, such payments shall continue to be made regardless of whether the Member has attained the required beginning date, as such term is defined in Section 9.04(a) above; provided, however, that (i) such payments may be modified to the extent necessary to comply with the Final Minimum Distribution Regulations or (ii) the Member may elect to stop receiving such payments if such minimum distribution payments had commenced prior to January 1, 1997.

(c)	In the event a Member who is a five percent (5%) owner is required to begin receiving minimum distribution payments while in service under the provisions of Section 9.04(a) above, the Member may elect to receive such payments while in service in accordance with option (i) or (ii), as follows:

(i)	A Member may receive one lump sum payment on or before the Member’s required beginning date equal to his entire Account balance and annual lump sum payments thereafter of amounts accrued during each calendar year; or

(ii)	A Member may receive annual payments of the minimum amount necessary to satisfy the minimum distribution requirements of section 401(a)(9) of the Code. Such minimum amount will be determined based on the quotient obtained by dividing the value of the Member’s Accounts as of the last valuation date in the “valuation calendar year,” which is the calendar year immediately preceding the calendar year in which the distribution is required (“distribution calendar year”), increased by the amount of any contributions or forfeitures allocated to such Accounts as of dates in the valuation calendar year after the valuation date and decreased by any distributions made during such valuation calendar year after the valuation date, by the Member’s life expectancy or, if the Member’s spouse is his sole Beneficiary, by the longer of the Member’s life expectancy or the joint life expectancy of the Member and his spouse using the attained ages of the Member and his spouse as of their birthdays in the distribution calendar year, such life expectancies to be determined pursuant to the applicable tables under Treasury Regulation section 1.401(a)(9)-9. The amount of the required minimum distribution shall be taken pro rata from the Member’s Accounts and such amount shall be allocated between and among the Investment Funds in proportion to the value of the Member’s Accounts as of the date of each such required minimum payment from which amounts are distributed.

An election under this Section 9.04(c) shall be made by a Member by giving Notice to the Committee within the ninety (90) day period prior to his required beginning date. The commencement of payments under this Section 9.04 shall not constitute an annuity starting date for purposes of sections 72, 401(a)(11) and 417 of the Code. For each Plan Year, beginning with the Plan Year that ends in the Plan Year in which the Member’s required beginning date occurs, that any such Member continues in service, a minimum distribution payment shall be made by December 31 of each such year in accordance with the provisions of this Section 9.04(c), section 401(a)(9) of the Code and the Final Minimum Distribution Regulations. Upon the Member’s subsequent termination of employment, payment of the Member’s Accounts shall be made in accordance with the provisions of Section 9.02. In the event a Member fails to make an election under this Section 9.04(c), payment shall be made in accordance with Section 9.04(c)(ii). Distributions made pursuant to this Section 9.04(c) shall automatically satisfy the minimum distribution incidental death benefit requirement as provided in Treasury Regulation section 1.401(a)(9)-5, Q&A-1(d).

(d)	If a Member who is a five percent (5%) owner dies after he has commenced receiving minimum distribution payments, then the remainder of his Plan Accounts shall be paid in the form of a lump sum payment to his Beneficiary as soon as administratively practicable following the Member’s date of death, but no later than December 31 of the year in which the Member died. Such distribution will automatically satisfy the requirement of section 401(a)(9)(B)(i) of the Code and Treasury Regulation section 1.401(a)(9)-2, Q&A-5 that distributions following the Member’s death be paid to his Beneficiary at least as rapidly as such distributions were being paid to the Member prior to his death.

(e)	If the Member dies before minimum distribution payments have begun with respect to his Plan Accounts, then distribution of such Accounts shall be paid in a lump sum to his Beneficiary as soon as administratively practicable following the Member’s date of death, but no later than December 31 of the calendar year immediately following the calendar year in which the Member died. Such distribution will automatically satisfy the one (1) year rule of section 401(a)(9)(B)(iii) of the Code and Treasury Regulation sections 1.401(a)(9)-3, Q&A-1 and Q&A-4.

Notwithstanding any other provision of this Article IX, all distributions from this Plan shall be made in accordance with (i) sections 1.401(a)(9)-2 through 1.401(a)(9)-9 of the Final Minimum Distribution Regulations, and (ii) the incidental death benefit requirement of section 401(a)(9)(G) of the Code. Further, such Final Minimum Distribution Regulations shall override any Plan provision that is inconsistent with section 401(a)(9) of the Code.

9.05	Small Benefits

Notwithstanding any provision of the Plan to the contrary, a lump sum payment shall be made in lieu of all vested benefits if the value of the Vested Portion of the Member’s Accounts as of his date of distribution amounts to Five Thousand Dollars ($5,000) or less. The lump sum payment shall automatically be made as soon as administratively practicable following the Member’s termination of employment, or following the determination that the amount qualifies for distribution under this Section 9.05 in accordance with procedures established by the Committee.

Notwithstanding any other provision of the Plan to the contrary, effective with respect to distributions made on or after March 28, 2005, in the event of a mandatory distribution greater than $1,000, determined in accordance with procedures established by the Committee, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Section 9.02, then the Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Committee.

9.06	Proof of Death and Right of Beneficiary or Other Person

The Committee may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Accounts of a deceased Member as the Committee may deem proper and its determination of the right of that Beneficiary or other person to receive payment shall be conclusive.

9.07	Direct Rollover of Certain Distributions

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section 9.07, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

Pursuant to section 402(c)(11) of the Code, a designated beneficiary (as defined in section 401(a)(9)(E) of the Code) who is not the surviving spouse of the Member may direct the Plan to make a direct trustee-to-trustee transfer of all or any portion of the deceased Member’s accounts to an individual retirement plan described in sections 402(c)(8)(B)(i) or 402(c)(8)(B)(ii) of the Code established for purposes of receiving the distribution on behalf of such individual, provided that such distribution satisfies all of the requirements to be an eligible rollover distribution (as described under the Code and the regulations and guidance issued thereunder) other than the requirement that the distribution be made to the Member’s or former Member’s spouse. To the extent inconsistent with the terms and provisions of the Plan and this Section 9.07, the requirements of section 402(c)(11) of the Code and the regulations and guidance issued thereunder shall govern such rollovers by nonspouse beneficiaries.

The following definitions apply to the terms used in this Section 9.07:

(a)	“Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

(i)	any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period often (10) years or more;

(ii)	any distribution to the extent such distribution is required under section 401(a)(9) of the Code;

(iii)

the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), (however, an Eligible

Rollover Distribution may include the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities; provided, that such portion may only be rolled over to an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code or a qualified defined contribution plan described in sections 401(a) or 403(b) of the Code that agrees to separately account for amounts so rolled over, including separately accounting for the portion of the distribution which is includable in gross income and the portion of such distribution which is not so includable));

(iv)	a hardship withdrawal within the meaning of section 401(k) of the Code;

(v)	a loan treated as a distribution under section 72(p) of the Code and not excepted by section 72(p)(2) of the Code;

(vi)	a loan in default that is a deemed distribution;

(vii)	a corrective distribution provided in Sections 3.06 and 3.07 (regarding excess Deferral Contributions and excess Employer Matching Contributions) and Section 3.09 (regarding excess Annual Additions); and

(viii)	any other distribution so designated by the IRS in revenue rulings, notices and other guidance of general applicability.

(b)	“Eligible Retirement Plan” means an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, a qualified plan described in section 401(a) of the Code which under its provisions and applicable law may accept such Distributee’s Eligible Rollover Distribution, a Roth IRA described in section 408A(b) of the Code, an annuity contract described in section 403(b) of the Code, and an eligible plan under section 457 of the Code which is maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts rolled over to such plan from this Plan. This definition of Eligible Retirement Plan shall also apply in the case of a distribution to a Distributee who is a surviving spouse, or a spouse or former spouse who is the alternate payee under a qualified domestic relations order.

(c)	“Distributee” means an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in section 414(p) of the Code are Distributees with regard to the interest of such spouse or former spouse; and

(d)	“Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

9.08	Waiver of Notice Period

(a)	Except as provided in Section 9.08(b), if the value of the Vested Portion of the Member’s Accounts exceeds Five Thousand Dollars ($5,000) on the date of determination, an election by the Member to receive a distribution prior to age sixty-five (65) shall not be valid unless the written election is made:

(i)	After the Member has received the notice required under section 1.411 (a)-11 (c) of the Treasury Regulations; and

(ii)	Within a reasonable time before the effective date of the commencement of the distribution as prescribed by said regulations.

(b)	If such distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than thirty (30) days after the notice required under section 1.411(a)-11(c) of the Treasury Regulations is given, provided that:

(i)	the Committee clearly informs the Member that he has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and

(ii)	the Member, after receiving the notice under section 1.411 (a)-11 (c) of the Treasury Regulations, affirmatively elects a distribution.

9.09	Uniformed Service Member Distributions

Effective January 1, 2009, a Member who is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) and on active duty for a period of more than thirty (30) days may elect to receive a distribution of his Accounts and will be treated as if he has experienced a severance from employment for purposes of such distribution, in accordance with section 414(u)(12)(B) of the Code; provided, however, that such Member will not be required to take a distribution of his Accounts. A Member who receives a distribution pursuant to this Section 9.09 will be precluded from making Deferral Contributions and Catch-Up Contributions under the Plan during the six (6) month period beginning on the date of such distribution.

End of Article IX

ARTICLE X

ADMINISTRATION OF PLAN

10.01	Appointment of Committee

The Company is the sponsor of the Plan and shall be the named “Plan Administrator” for purposes of section 414(g) of the Code. The Board of Directors has delegated the Company’s duties and responsibilities for the general administration of the Plan and for carrying out the provisions of the Plan as Plan Administrator to a committee of not less than three persons (“Committee”) appointed from time to time by the Board of Directors to serve at the pleasure of the Board of Directors. All actions taken by the Committee, except with respect to willful misconduct or gross negligence, shall be deemed actions taken by the Company, as Plan Administrator, and the Plan Administrator shall alone have fiduciary responsibility in connection with such actions.

The Board of Directors may delegate to another person the power to appoint and remove members of the Committee. Any person who is appointed a member of the Committee shall signify his acceptance by filing written acceptance with the Board of Directors and the secretary of the Committee. Any member of the Committee may resign by delivering his written resignation to the Board of Directors and the secretary of the Committee and shall automatically cease to be a member on the date he ceases to be an employee.

10.02	Duties of Committee

The Committee shall elect a chairperson from their number and a secretary who may be but need not be one of the members of the Committee; may appoint from their number such subcommittees with such powers as they shall determine; may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf; may retain counsel, recordkeepers, auditors, consultants, and advisors and provide for such clerical, accounting, and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan, other than those granted to the Trustees under the Trust Agreement adopted for use in implementing the Plan, as they, in their sole discretion, shall decide. The Committee’s discretionary duties shall include (but not be limited to) the following:

(a)	responsibility for the administration and interpretation of the Plan as further described in Section 10.07 and accounting for the Plan;

(b)	responsibility for reporting and disclosure as required by ERISA, and assuring compliance with the reporting and disclosure requirements of ERISA, including all financial reports and financial disclosure requirements;

(c)	responsibility for and adoption of a program for the administration of the Plan;

(d)	establishment and maintenance of all Plan documents, provided appropriate legal advice has first been obtained;

(e)	implementation of a claims procedure for the Plan subject to ERISA as outlined in Section 10.15;

(f)	correction of any mistakes and curing of any defects in the administration of the Plan, including adjustment of erroneous allocations as set forth in Section 13.04; and

(g)	provide reports to the Board periodically (at least annually, but more frequently if needed) regarding the administration of the Plan.

10.03	Individual Accounts

The Committee shall maintain, or cause to be maintained, records showing the individual balances in each Member’s Accounts. However, maintenance of those records and Accounts shall not require any segregation of the assets of the Trust Fund.

10.04	Meetings

The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine and act on such matters as its chairperson or other members may deem appropriate or desirable.

10.05	Action of Majority

Any act which the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of that majority expressed from time to time by a vote at a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

10.06	Compensation and Bonding

No member of the Committee shall receive any compensation from the Plan for his services as such. Except as may otherwise be required by law, no bond or other security need be required of any member in that capacity in any jurisdiction.

10.07	Establishment of Rules

Subject to the limitations of the Plan, the Committee from time to time shall establish rules for the administration of the Plan and the transaction of its business. The Committee shall have discretionary authority to construe and interpret the Plan (including, but not limited to, determination of an individual’s eligibility for Plan participation, the right and amount of any benefit payable under the Plan and the date on which any individual ceases to be a Member). The determination of the Committee as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

10.08	Prudent Conduct

The Committee shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in his conduct of a similar situation.

10.09	Service in More Than One Fiduciary Capacity

Any individual, entity or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the assets of the Trust Fund.

10.10	Limitation of Liability

The Employer, the Board of Directors, the Committee, and any officer, employee, or agent of the Employer shall not incur any liability individually or on behalf of any other individuals or on behalf of the Employer for any act or failure to act, made in good faith in relation to the Plan or Trust Fund. However, this limitation shall not act to relieve any such individual or the Employer, where applicable, from a responsibility or liability for any fiduciary responsibility, obligation or duty under Part 4, Title I of ERISA.

10.11	Indemnification

The Committee, the Board of Directors, and the officers, employees and agents of the Employer shall be indemnified against any and all liabilities arising by reason of any act, or failure to act, in relation to the Plan or Trust Fund, including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan or Trust Fund, and amounts paid in any compromise or settlement relating to the Plan or Trust Fund, except for actions or failures to act made in bad faith. The foregoing indemnification shall be from the assets of the Trust Fund to the extent of those assets and to the extent permitted under applicable law; otherwise from the assets of the Employer.

10.12	Appointment of Investment Manager

The Board of Directors or the Committee (acting on behalf of the Plan Administrator as defined in Section 10.01) may, in its discretion, appoint one or more investment managers (within the meaning of section 3(38) of ERISA) to manage (including the power to acquire and dispose of) all or part of the Trust Fund, as the Board of Directors or the Committee shall designate. In that event authority over and responsibility for the management of the Trust Fund so designated shall be the sole responsibility of that investment manager.

10.13	Named Fiduciary

For purposes of ERISA, the Company shall be the named fiduciary of the Plan.

10.14	Expenses of Administration

All expenses that arise in connection with the administration of the Plan, including but not limited to the compensation of the funding agent, administrative expenses and proper charges and disbursements of the funding agent and compensation and other expenses and charges of any counsel, accountant, specialist, consultant, investment manager, or other person who has been retained by the Employer in connection with the administration thereof, shall be paid from the assets of the Trust Fund held by the funding agent under the Trust Agreement or insurance or annuity contract adopted for use in implementing the Plan, to the extent not paid by the Employer.

10.15	Claims and Review Procedures

(a)	Applications for benefits and inquiries concerning the Plan (or concerning present or future rights to benefits under the Plan) shall be submitted in writing in accordance with the rules and procedures adopted by the Committee, including those policies and procedures set forth in Appendix E, which may be amended from time to time without need for a formal amendment to the Plan. An application for benefits shall be submitted on the prescribed form and shall be signed by the Member or, in the case of a benefit payable after his death, by his Beneficiary. The Committee shall adopt such rules, procedures and interpretations of the Plan as it deems necessary or appropriate in carrying out its responsibilities under this Section 10.15 (including those rules, procedures and interpretations set forth in Appendix E) and communicate such rules, procedures and interpretations to the Members.

(b)	No legal action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with the applicable rules and procedures established by the Committee, (ii) has been notified that the application is denied, (iii) has filed a written request for a review of the application in accordance with such rules and procedures, and (iv) has been notified in writing that the Committee has affirmed the denial of the application; provided, however, that legal action may be brought after the Committee has failed to take any action on the claim within the time prescribed by such rules and procedures.

10.16	Standard of Judicial Review

The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan, including without limitation, the authority to determine any person’s right to continuation coverage under the Plan. Notwithstanding any provision of law or any explicit or implicit provision of this document or any action taken, or ruling or decision made, by the Committee in the exercise of any of its powers and authorities under the Plan, all actions, rulings and decisions shall be final and conclusive as to all parties, including without limitation all Members and Beneficiaries, regardless of whether the Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

End of Article X

ARTICLE XI

MANAGEMENT OF FUNDS

11.01	Trust Agreement

The assets of the Trust Fund shall be held by Trustees appointed from time to time by the Board of Directors or the Committee on behalf of the Company under a trust agreement adopted, or as amended, by the Board of Directors or the Committee on behalf of the Company for use in providing the benefits of the Plan and paying its expenses not paid directly by the Employer. The Employer shall have no liability for the payment of benefits under the Plan nor for the administration of the assets paid over to the Trustees.

11.02	Exclusive Benefit Rule

Except as otherwise provided in the Plan, no part of the corpus or income of the Trust Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of Members and other persons entitled to benefits under the Plan and paying the expenses of the Plan not paid directly by the Employer. No person shall have any interest in, or right to, any part of the earnings of the Trust Fund, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

End of Article XI

ARTICLE XII

AMENDMENT, MERGER AND TERMINATION

12.01	Amendment of Plan

The Company, by action of its Board of Directors, taken at a meeting held either in person or by telephone or other electronic means, or by unanimous written consent in lieu of a meeting, reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend, in whole or in part, any or all of the provisions of the Plan. Notwithstanding the preceding sentence, the Committee (or its delegate, as applicable) may approve amendments to the Plan, with or without prior approval or subsequent ratification by the Board of Directors, if the amendment:

(a)	does not significantly change the benefits provided under the Plan (except as required by a change in applicable law);

(b)	does not significantly increase the costs of the Plan; and

(c)	the amendment is intended either to enable the Plan to remain in compliance with the requirements of the Code, ERISA or other applicable law, to facilitate administration of the Plan, or to improve the operation of the Plan.

However, no amendment shall make it possible for any part of the assets of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan, before the satisfaction of all liabilities with respect to them. In relation to the Accounts on the date on which the amendment is adopted or, if later, the date on which the amendment becomes effective, no amendment shall be made which has the effect of decreasing the balance of the Accounts of any Member, eliminating any right to benefit payment or any optional form of payment, or of reducing the nonforfeitable percentage of the balance of the Accounts of a Member below the nonforfeitable percentage computed under the Plan as in effect prior to the amendment.

12.02	Merger, Consolidation or Transfer

The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

12.03	Additional Participating Employers

(a)

If any entity is or becomes an Affiliated Employer, the Committee may include the employees of that employer in the membership of the Plan upon appropriate action by such employer to adopt the Plan (i.e., either by a corporate action or by commencement of Deferral Contributions on behalf of its eligible Employees) and any prior service credit shall be granted in accordance with Appendix C. If an Affiliated Employer sponsors a qualified retirement plan, such plan may be merged into this Plan upon agreement between the Committee and such employer sponsoring such plan, by updating Appendix C regarding special eligibility and vesting provisions (as applicable), and its participants shall become Members of the Plan, within the timeframe set forth in section 410(b)(6) of the Code.

(b)	Any Affiliated Employer may terminate its participation in the Plan upon appropriate action by it. In that event, the funds of the Plan held on account of Members in the employ of such employer, and any unpaid balances of the Accounts of all Members who have separated from the employ of such employer, shall be determined by the Committee. Those funds shall be distributed as provided in Section 12.04 if the Plan should be terminated, or shall be segregated by the Trustees as a separate trust, pursuant to certification to the Trustees by the Committee, continuing the Plan as a separate plan for the employees of that employer under which the board of directors of that employer shall succeed to all the powers and duties of the Board of Directors, including the appointment of the members of the Committee.

12.04	Termination of Plan

(a)	The Board of Directors, by action taken in accordance with the procedures under Section 12.01, may terminate the Plan or completely discontinue contributions under the Plan for any reason at any time. In case of termination or partial termination of the Plan, or complete discontinuance of Employer contributions to the Plan, the rights of affected Members to their Accounts under the Plan as of the date of the termination or discontinuance shall be nonforfeitable. In the event of the Plan’s termination, the total amount in each Member’s Accounts shall be distributed to him if permitted by law or continued in trust for his benefit, as the Committee shall direct.

(b)	Upon termination of the Plan, Deferral Contributions, with earnings thereon, shall only be distributed to Members if (i) neither the Employer nor an Affiliated Employer establishes or maintains a successor defined contribution plan, and (ii) payment is made to the Members in the form of a lump sum distribution (as defined in section 402(d)(4) of the Code, without regard to clauses (i) through (iv) of subparagraph (A), subparagraph (B), or subparagraph (F) thereof). For purposes of this Section 12.04(b), a “successor defined contribution plan” is a defined contribution plan (other than an employee stock ownership plan as defined in section 4975(e)(7) of the Code (“ESOP”) or a simplified employee pension as defined in section 408(k) of the Code (“SEP”)) which exists at the time the Plan is terminated or within the twelve (12) month period beginning on the date all assets are distributed. However, in no event shall a defined contribution plan be deemed a successor plan if fewer than two percent (2%) of the employees who are eligible to participate in the Plan at the time of its termination are or were eligible to participate under another defined contribution plan of the Employer or an Affiliated Employer (other than an ESOP or a SEP) at any time during the period beginning twelve (12) months before and ending twelve (12) months after the date of the Plan’s termination.

End of Article XII

ARTICLE XIII

GENERAL PROVISIONS

13.01	Nonalienation

(a)	Except as otherwise provided under certain judgments and settlements pursuant to section 206(d) of ERISA and sections 401(a)(13) and 414(p) of the Code or as otherwise provided under other applicable law, no benefit under the Plan shall in any manner be anticipated, assigned or alienated, and any attempt to do so shall be void. However, payment shall be made in accordance with the provisions of any judgment, decree, or order which:

(i)	creates for, or assigns to, a spouse, former spouse, child or other dependent of a Member the right to receive all or a portion of the Member’s benefits under the Plan for the purpose of providing child support, alimony payments or marital property rights to that spouse, child or dependent;

(ii)	is made pursuant to a state domestic relations law;

(iii)	does not require the Plan to provide any type of benefit, or any option, not otherwise provided under the Plan; and

(iv)	otherwise meets the requirements of section 206(d) of ERISA and section 414(p) of the Code, as a qualified domestic relations order (“QDRO”), as determined by the Committee.

(b)	Notwithstanding anything herein to the contrary, if the amount payable to the alternate payee under the QDRO is Five Thousand Dollars ($5,000) or less, such amount shall be paid in one lump sum as soon as practicable following the qualification of the order. If the amount exceeds Five Thousand Dollars ($5,000), it may be paid as soon as practicable following the qualification of the order if the QDRO so provides and the alternate payee consents thereto; otherwise it may not be payable before the earliest of (i) the Member’s termination of employment, (ii) the time such amount could be withdrawn under Article VII, or (iii) the Member’s attainment of age fifty (50).

13.02	Conditions of Employment Not Affected by Plan

The establishment of the Plan shall not confer any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee and to treat him without regard to the effect which that treatment might have upon him as a Member or potential Member of the Plan.

13.03	Facility of Payment

If the Committee shall find that a Member or other person entitled to a benefit is unable to care for his affairs because of illness or accident or because he is a minor, the Committee may direct that any benefit due him, unless claim shall have been made for the benefit by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

13.04	Erroneous Allocation

Notwithstanding any provision of the Plan to the contrary, if a Member’s Account is credited with an erroneous amount due to a mistake in fact or law, the Committee shall adjust such Account in such equitable manner as it deems appropriate to correct the erroneous allocation.

13.05	Information

Each Member, Beneficiary or other person entitled to a benefit, before any benefit shall be payable to him or on his behalf under the Plan, shall file with the Committee the information that it shall require to establish his rights and benefits under the Plan.

13.06	Top-Heavy Provisions

(a)	The following definitions apply to the terms used in this Section 13.06:

(i)	“applicable determination date” means the last day of the later of the first Plan Year or the preceding Plan Year;

(ii)	“top-heavy ratio” means the ratio of (A) the value of the aggregate of the Accounts under the Plan for key employees to (B) the value of the aggregate of the Accounts under the Plan for all key employees and non-key employees;

(iii)	“key employee” means an employee who is in a category of employees determined in accordance with the provisions of sections 416(i)(1) and (5) of the Code and any regulations thereunder, and where applicable, on the basis of the Employee’s Statutory Compensation from the Employer or an Affiliated Employer;

(iv)	“non-key employee” means any Employee who is not a key employee;

(v)	“applicable Valuation Date” means the Valuation Date coincident with or immediately preceding the last day of the first Plan Year or the preceding Plan Year, whichever is applicable;

(vi)	“required aggregation group” means any other qualified plan(s) of the Employer or an Affiliated Employer in which there are members who are key employees or which enable(s) the Plan to meet the requirements of sections 401(a)(4) or 410 of the Code; and

(vii)	“permissive aggregation group” means each plan in the required aggregation group and any other qualified plan(s) of the Employer or an Affiliated Employer in which all members are non-key employees, if the resulting aggregation group continues to meet the requirements of sections 401(a)(4) and 410 of the Code.

(b)	For purposes of this Section, the Plan shall be “top-heavy” with respect to any Plan Year if, as of the applicable determination date, the top-heavy ratio exceeds sixty percent (60%). The top-heavy ratio shall be determined as of the applicable Valuation Date in accordance with sections 416(g)(3) and (4) of the Code and Article V of this Plan. For purposes of determining whether the Plan is top- heavy, the account balances under the Plan will be combined with the account balances or the present value of accrued benefits under each other plan in the required aggregation group, and in the Employer’s discretion, may be combined with the account balances or the present value of accrued benefits under any other qualified plan in the permissive aggregation group.

Distributions made with respect to a Member under the Plan during the one (1) year period ending on the applicable determination date shall be taken into account for purposes of determining the top-heavy ratio; distributions under plans that terminated within such one (1) year period shall also be taken into account, if any such plan contained key employees and therefore would have been part of the required aggregation group. Notwithstanding the preceding sentence, in the case of a distribution made for a reason other than separation from service, death or Disability, the “one (1) year period” shall be substituted with the “five (5) year period.”

(c)	The following provisions shall be applicable to Members for any Plan Year with respect to which the Plan is top-heavy:

(i)	In lieu of the vesting requirements specified in Section 6.02 for Employer Matching Contributions made for Plan Years beginning prior to January 1, 2002, a Member shall be vested in, and have a nonforfeitable right to, his Employer Matching Account in accordance with the following schedule:

Years of Vesting Service	Percent Vested
less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 or more years	100%

provided that in no event shall the Vested Portion of his Employer Matching Account be less than the Vested Portion determined under Section 6.02.

(ii)

An additional Employer contribution shall be allocated on behalf of each Member (and each Employee eligible to become a Member) who is a non-key employee, and who has not separated from service as of the last day of the Plan Year, to the extent that the contributions made on his behalf under Section 3.02 for the Plan Year (and not needed to meet the contribution percentage test set forth in Section 3.07) would otherwise be less than three percent (3%) of his remuneration. However, if the greatest percentage of remuneration contributed on behalf of a key employee under Sections 3.01 and 3.02 for the Plan Year (disregarding any contributions made under Section 3.12 for the Plan Year) would be less than three percent (3%), that lesser percentage shall be substituted for “three percent (3%)” in the preceding sentence. Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum top heavy contribution requirements of section 416(c)(2) of the Code and this Section 13.06(c).

Notwithstanding the foregoing provisions of this Section 13.06(c)(ii), no minimum contribution shall be made under this Plan with respect to a Member (or an Employee eligible to become a Member) if the required minimum benefit under section 416(c)(1) of the Code is provided to him by any other qualified pension plan of the Employer or an Affiliated Employer. For the purposes of this Section 13.06(c)(ii), remuneration has the same meaning as set forth in Section 3.09(c).

(d)	If the Plan is top-heavy with respect to a Plan Year and ceases to be top-heavy for a subsequent Plan Year, the vesting schedule set forth in Section 13.06(c)(i) shall continue to be applicable for Employer Matching Contributions made for Plan Years beginning prior to January 1, 2002.

The provisions of this Section 13.06 shall automatically become inoperative and of no effect to the extent not required by the Code or ERISA.

13.07	Unclaimed Benefits

If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, the Committee may mail a notice by certified or registered mail of such due and owing payment to the last known address of such person, as shown on the records of the Committee or the Employer. If such person has not made written claim therefor within three (3) months of the date of such mailing, the Committee may, if it so elects and upon receiving advice from counsel to the Plan, direct that such payment and all remaining payments otherwise due such person be forfeited and the amount thereof applied to reduce the contributions of the Employer or used to offset Plan expenses.

Either upon or prior to the occurrence of the forfeiture under this Section 13.07, the Committee may then notify the Social Security Administration or the IRS Disclosure Staff of the Member’s (or Beneficiary’s) failure to claim the distribution to which he is entitled. The Committee may request the Social Security Administration or the IRS Disclosure Staff to notify the Member (or Beneficiary) in accordance with the procedures it has established for this purpose. Upon such forfeiture, the Plan and Trust Fund shall have no further liability therefor except that, in the event such Member or his Beneficiary later notifies the Committee of his whereabouts and requests the payment or payments due to him under the Plan, the amount so applied shall be paid to him in accordance with the provisions of the Plan.

13.08	Member Notices

Any Notices made by a Member pursuant to the provisions of the Plan shall be made in a time and manner determined by the Committee under rules uniformly applicable to all employees similarly situated. The Committee reserves the right to change from time to time the time and manner for making such Notice by Members under the Plan if it determines after due deliberation that such action is justified in that it improves the administration of the Plan. In the event of a conflict between the provisions for making a Notice set forth in the Plan and such new administrative procedures, those new administrative procedures shall prevail.

13.09	Construction

(a)	The Plan shall be construed, regulated and administered under ERISA and the laws of the State of Texas, except where ERISA controls.

(b)	The titles and headings of the Articles and Sections in this Plan are for convenience only. In the case of ambiguity or inconsistency, the text rather than the titles or headings shall control.

(c)	It is intended that the Plan be qualified within the meaning of section 401(a) of the Code and that the Trust Fund be tax exempt under section 501 (a) of the Code, and all provisions herein shall be construed in accordance with such intent.

(d)	Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

End of Article XIII

IN WITNESS WHEREOF, this instrument has been executed this 18 day of December, 2009.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/S/ Judy K. Mesecher
Title:	Director of Retirement Benefits

APPENDIX A

PARTICIPATING EMPLOYEES UNDER A

COLLECTIVE BARGAINING AGREEMENT

Notwithstanding Plan Section 1.20, Employees employed by the Employer who are members of the following collective bargaining units and/or employed in a position covered by the following collective bargaining agreements are permitted to participate in the Plan to the extent provided in the applicable collective bargaining agreement.

Collective Bargaining Units

•	Billposters, Billers and Distributor Local #3038

•	IBEW, Local #24 (participation limited to periods prior to August 1, 2007)

•	IBEW #45, KGET TV (participation limited to periods prior to March 14, 2008)

Collective Bargaining Agreements

•	Agreement between Citicasters Co., Owners and Operators of Television Station WKRC/TV and IBEW Local Union #1224 (Engineers) (participation limited to periods prior to March 14, 2008)

•	Agreement between Citicasters Co., (WKRC-TV) and Tri-State Local of AFTRA (AFL-CIO) (participation limited to periods prior to March 14, 2008)

•	Agreement between Citicasters, Inc. and Radio and Television Broadcast Engineers, IBEW Local Union #1224 (Photographers) (participation limited to periods prior to March 14, 2008)

•	Agreement between AFTRA, Portland Local and Radio Stations 1190AM and 620AM

•	Agreement between Citicasters Company, owners and operators of radio stations KXTA and KIIS-FM and IBEW Local Union #45 (Technicians)

•	Effective June 1, 2003, agreement between Central NY News, Inc. d/b/a WIXT-TV and NABET-CWA, AFL-CIO (participation limited to periods prior to March 14, 2008)

•

Effective December 1, 2003, agreement between Central NY News, Inc. d/b/a WOKR-TV and Teamsters Local Union #791 affiliated with the International Brotherhood of Teamsters (participation limited to periods prior to March 14, 2008)

•	Effective February 1, 2005, agreement between Radio Station WDAS and Teamsters Local #107, an affiliate of the International Brotherhood of Teamsters.

A-1

•

Effective October 21, 2005, agreement between Los Angeles International Brotherhood of Electrical Workers (IBEW) Local Union No. 45 and Clear Channel Broadcasting, Inc. KTLK, KYSR, KBIG, KOST, KLAC and KFI

•

Effective November 1, 2006, agreement between the International Brotherhood of Electrical Workers (IBEW) Local Union No. 191 and KVOS TV, a division of the AK Media Group, Inc. (participation limited to periods prior to March 14, 2008)

This Appendix A may be amended from time to time without need for a formal amendment to the Plan.

A-2

APPENDIX B

DOMESTIC PARTNER BENEFITS POLICY

This Appendix B may be amended from time to time without need for a formal amendment to the Plan. The terms defined within this Appendix B shall only apply to this Appendix B.

Under the Domestic Partner Benefits Policy (“Policy”) of Clear Channel Communications, Inc. or a subsidiary (“Company”), an Employee’s designated domestic partner (“Domestic Partner”) will generally be treated the same as an Employee’s spouse for purposes of the Clear Channel Communications, Inc. 401(k) Savings Plan (“401(k) Plan”) as summarized below if the Entity1 that employs such employees is a party to a contract with the City of San Francisco and such employees meet the eligibility criteria set forth in the next paragraph. For as long as an Entity is a party to a contract with the City of San Francisco, the eligible employees of the Entity will be entitled to participate in the benefits provided by this Policy, and this Policy shall cover such Entity’s employees as long as such employees work: (a) in the Entity’s operations that are based in the City of San Francisco; or (b) on real property that is owned by the City of San Francisco; or (c) on any work that is being performed by the Entity for the City of San Francisco elsewhere in the United States.

Eligibility to Qualify as an Employee’s Domestic Partner

Domestic Partner status is available for couples in same or opposite sex domestic partner relationships as defined under the relevant City of San Francisco ordinance (“Ordinance”). Under the Ordinance, any employee and another person who are currently registered as domestic partners with a state, county or city which authorizes such registration are domestic partners. The current place of residence of such persons does not matter in the determination of whether they qualify as domestic partners.

To participate in the domestic partner benefits provided by the Company, the employee and domestic partner will be required to certify that they are currently registered as domestic partners with a state, county or city.

Certifications of Domestic Partner Status and Certifications of Continued Domestic Partner Status (as well as any benefit plan or arrangement enrollment or elections forms which reference a domestic partner relationship) will be shared with benefits, financial services and human resources department personnel for the purposes of implementing and administering the Company’s benefit plans and arrangements, and as required by law.

If an employee has completed and filed a Certification of Domestic Partner Status or Continued Domestic Partner Status (“Certification”) in order to enroll his Domestic Partner in benefits under the Company’s Group Benefits Plan or to have such individual treated as a Domestic Partner for purposes of beneficiary designation under the Company’s 2000 Employee Stock Purchase Plan, there is no need to fill out a separate Certification to have such individual treated as a Domestic Partner under this 401(k) Plan. Once a Certification has been filed, it will be valid for eligibility for benefits under all applicable Company plans and policies.

OBTAINING DOMESTIC PARTNER BENEFITS AND THE EXECUTION OF THE REQUIRED CERTIFICATES MAY AFFECT THE LIABILITY OF THE EMPLOYEE AND THE DOMESTIC

[1]	“Entity” shall refer to either the Company or an applicable subsidiary.

PARTNER TO EACH OTHER, TO TAXING AUTHORITIES AND TO THIRD PARTIES. THE EMPLOYEE AND THE DOMESTIC PARTNER SHOULD CONSULT WITH THEIR OWN RESPECTIVE TAX AND/OR LEGAL ADVISORS REGARDING THESE AND OTHER POTENTIAL CONSEQUENCES.

Termination of Domestic Partner Status

Upon termination of the Domestic Partner relationship, or if a Domestic Partner no longer meets the criteria to qualify as an employee’s designated domestic partner, or if the Domestic Partner dies, the employee must notify the Benefits Department within 31 days, by submitting a Notice of Termination of Domestic Partner Status, a copy of which is attached.

Effect of Misrepresentation

As is the case with all of the Company’s benefit plans and arrangements, any misrepresentation or falsification of information regarding eligibility for coverage or benefits will result in a termination of such coverage and benefits, may result, at the sole option and discretion of the Company, in the termination of the employee from his employment with the Company, and will impose liability on the employee to reimburse the Company for the benefits that were improperly obtained.

Domestic Partner Benefit Coverages Generally

It is the Company’s intention that to the extent possible a Domestic Partner, when applicable, generally will be treated in the same manner as an employee’s spouse for purposes of the 401(k) Plan. Legal constraints may make identical treatment impossible. The following explains the treatment of Domestic Partners under the 401(k) Plan.

•	Participation

Participation in the 401(k) Plan is limited to employees who meet the eligibility requirements set forth therein.

•	Beneficiary Rights

A Domestic Partner will be considered the same as an employee’s spouse for purposes of Sections 1.05 and 1.48 of the 401(k) Plan. Pursuant to these provisions, as modified under this Policy, a Domestic Partner shall be the employee’s Beneficiary unless or until the employee has designated another Beneficiary with the consent of the Domestic Partner. If no Beneficiary designation is in effect at the time of the employee’s death, of if no person, persons, or entity so designated survives the employee, the employee’s surviving Domestic Partner, if any, shall be deemed to be the Beneficiary.

•	Hours of Service

For purposes of determining whether an employee has incurred a “Break in Service” (as defined in the 401(k) Plan), a Domestic Partner shall be treated as a spouse under Section 1.29 of the 401(k) Plan. That is, “Hours of Service” (as defined in the 401(k) Plan) will include each hour for which an employee would normally be credited under Sections 1.07 and 1.29 during a period of leave to care for a Domestic Partner under the Company’s Family and Medical Leave Act Policy as adapted for Domestic Partners.

•	Other Plan Provisions

To the extent that the Committee shall determine that Domestic Partners may be treated as spouses under the 401(k) Plan without risk of loss of the 401(k) Plan’s qualified status, Domestic Partners shall be treated as such. At the current time, “Hardship Withdrawals” (as defined in the 401(k) Plan) will not be available for the medical expenses of a Domestic Partner as such a provision would at the current time cause the tax disqualification of the 401(k) Plan.

Termination and Modification

As is the case with all of its benefit programs, the Company reserves the right to terminate or modify the extension of benefits to Domestic Partners of employees. No further action except amending this schedule shall be necessary to modify this Policy.

Confidentiality

All benefit information is held in strictest confidence, will be shared exclusively with the Company’s Human Resources Department, Benefits Department and Health Insurance Committee and is not disclosed to anyone without the prior written consent of the individual, unless such disclosure is necessary or required by law or by a provider in connection with the coverage provided.

Certification of Domestic Partner Status

We, the undersigned (herein referred to as the “Employee” and the “Domestic Partner”), execute this Certification of Domestic Partner Status (this “Certificate”) as of the date set forth below. The Employee and the Domestic Partner are executing this Certificate as part of the requirements for obtaining certain Domestic Partner benefits (“Domestic Partner Benefits”) provided by Clear Channel Communications, Inc. or a subsidiary (“Company”).

1.	The Employee and the Domestic Partner hereby certify as follows:

a.	We are currently registered as Domestic Partners with a state, county, or city.

b.	We are both at least 18 years of age.

c.	Neither of us is legally married to another person.

d.	We are not related by blood or adoption.

e.	We are each other’s sole Domestic Partner and intend to remain so indefinitely.

f.	If the Domestic Partner is being enrolled other than during an open benefits enrollment period, then the Employee and the Domestic Partner certify, that either (i) enrollment is occurring within 30 days after [Date], or (ii) enrollment is occurring 30 days immediately following the date on which the Employee and the Domestic Partner satisfy the eligibility requirements set forth in a. through e. above.

g.	If the Employee and the Domestic Partner have requested that a child of the Domestic Partner be covered for Domestic Partner Benefits, then the Employee and the Domestic Partner certify that (i) such child is a member of the Employee’s household and has the Employee’s home as his primary residence during the calendar year; (ii) such child is dependent for support on the Employee and/or the Domestic Partner, and (iii) such child is (A) unmarried, less than 19 years old, or (B) unmarried, over the age of 19, is a full time student at an accredited institution of higher education, and has not attained the age of 25 or (C) is mentally or physically incapable of self support.

2.	The Employee and the Domestic Partner acknowledge and agree as follows:

a.	The Company’s Group Benefits Committee reserves the right, at its discretion, to require that the Employee and the Domestic Partner supply copies of appropriate documentation supporting eligibility for the Domestic Partner Benefits.

b.	Each year upon renewal or at such time as there is a material change in benefits (or at other times, at the discretion of the Company’s Health Insurance Committee), the Employee and the Domestic Partner will also be required to execute a Certification of Continued Domestic Partner Status acceptable in form and substance to the Company’s Health Insurance Committee.

c.	The Employee will be obligated to file with the Benefits Department a Notice of Termination of Domestic Partner Status within 31 days of the earliest of (i) the death of the Domestic Partner, or (ii) the date on which the Domestic Partner no longer qualifies as a Domestic Partner.

d.	OBTAINING DOMESTIC PARTNER BENEFITS AND THE EXECUTION OF REQUIRED CERTIFICATES MAY AFFECT THE LIABILITY OF THE EMPLOYEE AND THE DOMESTIC PARTNER TO EACH OTHER, TO TAXING AUTHORITIES AND TO THIRD PARTIES. The Employee and the Domestic Partner should consult with their respective tax and/or legal advisors regarding these and other potential consequences.

The Employee and the Domestic Partner certify that they have read and understand the foregoing statement and that all information set forth in this Certificate is true and correct.

EMPLOYEE:

Printed Name:	_______________________________

Date:

DOMESTIC PARTNER:

Printed Name:	_______________________________

Date:

Certification of Continued Domestic Partner Status

The undersigned (herein referred to as the “Employee” and the “Domestic Partner” execute this Certification of Continued Domestic Partner Status in connection with continuing to obtain certain Domestic Partner benefits (“Domestic Partner Benefits”) from Clear Channel Communications, Inc. or a subsidiary (“Company”).

[Name of Employee]	[Name of Domestic Partner]

The Employee and the Domestic Partner certify that the Domestic Partner continues to be eligible to be designated as the Employee’s Domestic Partner, that the Employee continues to designate such individual as the Employee’s Domestic Partner, and that the certifications previously made by the Employee and the Domestic Partner to the Company continue to be correct.

Dated:
Employee’s Signature

Domestic Partner’s Signature

Notice of Termination of Domestic Partner Status

I submit this Notification of Termination of Eligibility as notification that                                               is no longer my Domestic Partner and, therefore, is no longer eligible to obtain benefits through Clear Channel Communications, Inc. or a subsidiary (“Company”).

[Name of Employee]	[Name of Domestic Partner]

                                          (whom I previously designated as my Domestic Partner) is no longer eligible to obtain benefits through my employment because (a) we no longer meet the criteria for Domestic Partnership as set forth in the Company’s benefit plans, or (b) my Domestic Partner is deceased.

Upon signing this Notice of Termination, I will provide a copy to my former Domestic Partner, if he is not deceased.

Dated:
Employee’s Signature

APPENDIX C

APPENDIX C SPECIAL ELIGIBILITY AND VESTING PROVISIONS

This schedule includes special provisions to the Plan as determined by the Committee under Section 1.55 (regarding vesting), Sections 1.56 or 2.01 (regarding eligibility), or Section 12.03 (regarding acquisitions) of the Plan.

The general rule for crediting predecessor service under the Plan shall be that any employees of an Affiliated Employer that is acquired by stock acquisition by the Company shall receive prior service credit under this Plan so long as such employees are employed on the date of such acquisition. Further, any predecessor service credited by an Affiliated Employer under any qualified retirement plan maintained or merged by such Affiliated Employer (or the Employer) will be credited as service under this Plan with regards to employees of such Affiliated Employer who become Employees under the Plan.

Other special provisions are outlined below:

I.	Eligibility Provisions:

A.	Special Provisions for Jacor Communications, Inc. and AMFM Inc.

(i)	Any Employee who, as of July 1, 1999, would have been eligible to participate in the Code section 401(k) plan sponsored by Jacor Communications, Inc. and its subsidiaries (“Jacor”) shall become a Member of this Plan as of July 1, 1999. Effective as of January 1, 2000, any former employee of Jacor, who was eligible to participate in Jacor’s Code section 401(k) plan at the time of such individual’s termination of employment with Jacor and who becomes an Employee after July 1, 1999, shall become a Member of this Plan as of the first Enrollment Date coincident with or next following the date on which such individual becomes an Employee; provided, however, that this sentence shall not apply to an individual who incurred or would have incurred a break in service under the terms of the Jacor Code section 401(k) plan if the number of consecutive one-year breaks in service equaled or exceeded five and such individual will be required to satisfy the eligibility requirements of Section 2.01.

(ii)	Any Employee who was employed by AMFM Inc. on August 30, 2000, shall become a Member of this Plan as of January 1, 2001. Any former employee of AMFM Inc. who was eligible to participate in any AMFM Code section 401(k) plan at the time of such individual’s termination of employment with AMFM Inc. and who becomes an Employee after January 1, 2001, shall become a Member of this Plan as of the first Enrollment Date coincident with or next following the date on which such individual becomes an Employee; provided, however, that this sentence shall not apply to an individual who incurred or would have incurred a break in service under the terms of any AMFM Inc. Code section 401(k) plan if the number of consecutive one-year breaks in service equaled or exceeded five and such individual will be required to satisfy the eligibility requirements of Section 2.01.

B.	Special Provisions for The Ackerley Group, Inc.

Any employees who were participants in The Ackerley Group, Inc. Savings and Retirement Plan (“Ackerley Plan”) on January 1, 2003 and are employees of the Company on such date and are not otherwise excluded from participation pursuant to the terms of the Plan shall become participants in the Plan as of January 1, 2003.

II.	Vesting Provisions:

A.	Special Provisions for Jacor Communications, Inc. and AMFM Inc.

Years of Vesting Service shall be credited to certain Members as specified below; provided, however, that, if a Member covered under this subsection incurred or would have incurred a break in service under the terms of the Jacor Code section 401(k) plan or an AMFM Inc. Code section 401(k) plan, as applicable, no years of Vesting Service shall be credited to such Member hereunder for any period before such break in service if such service would have been disregarded under the terms of that plan.

(i)	Any employee of Jacor who is eligible to become a Member in accordance with the provisions of this Appendix C and whose original date of hire was on or before December 31, 1996, shall be one hundred percent (100%) vested in, and have a nonforfeitable right to, his Accounts.

(ii)	Any employee or former employee of Jacor (A) who becomes a Member, in accordance with the provisions of this Appendix C, as of July 1, 1999, and whose original date of hire with Jacor is after December 31, 1996, or (B) who becomes a Member, in accordance with the provisions of this Appendix C, after July 1, 1999, shall be credited with Years of Vesting Service as of the date on which such individual becomes a Member equal to the period of time between his original date of hire with Jacor and the date on which such individual becomes a Member, excluding any period of time during which such individual was employed neither by Jacor nor by an Employer or Affiliated Employer, in whole years rounded to the next year.

(iii)	Any employee of AMFM Inc. who becomes a Member as of January 1, 2001, in accordance with the eligibility provisions of this Appendix C shall be credited with Years of Vesting Service as of January 1, 2001, equal to the period of time between his original date of hire with AMFM Inc. and January 1, 2001, in whole years rounded to the next year. Any former employee of AMFM Inc. who becomes a Member after January 1, 2001, in accordance with the eligibility provisions of this Appendix C shall be credited with Years of Vesting Service as of the date on which such individual becomes a Member equal to the period of time between his original date of hire with AMFM Inc. and the date on which such individual becomes a Member, excluding any period of time during which such individual was employed neither by AMFM Inc. nor by an Employer or Affiliated Employer, in whole years rounded to the next year.

B.	Special Provisions for The Ackerley Group, Inc.

(i)	Separate Vesting Schedules

In connection with the transfer of assets from the Ackerley Plan into the Plan, the following rules shall apply effective on and after January 1, 2003:

(A)	For employer matching contributions made for Plan Years on and after January 1, 1995 through December 31, 2001 that transferred from the Ackerley Plan into the Plan (“Ackerley Employer Matching Account”), the following vesting schedule shall continue to apply:

Years of Vestinq Service	Vesting Percentage
Less than 3 years	0%
3 years	25%
4 years	50%
5 years or more	100%

Except for the vesting schedule’ outlined above, the Ackerley Employer Matching Account shall be treated the same as the Employer Matching Account.

(B)	Employer matching contributions made for Plan Years on and after January 1, 2002 under the Ackerley Plan shall follow the same vesting schedule as provided under Section 6.02 of the Plan.

(ii)	Hours of Service Computations

For purposes of computing Hours of Service for vesting purposes on and after January 1, 2003 for the Ackerley Employer Matching Account, the monthly equivalency method shall be used (i.e., one hundred ninety (190) hours for each month in which the employee is credited with at least one Hour of Service).

This Appendix C may be amended from time to time without need for a formal amendment to the Plan.

APPENDIX D

APPENDIX D SPECIAL POLICIES AND PROCEDURES UNDER THE PLAN

The Committee established the following policies and procedures under this Appendix D, which may be amended from time to time without need for a formal amendment to the Plan:

I.	Contribution Elections - Sections 3.01 (a), 3.04 and 3.05(a)

It is the Member’s responsibility to verify that the Member’s pre-tax deferral contribution election is correct by ensuring that the amount deducted from the Member’s pay is properly reflected on the Member’s pay stub or direct deposit advice. The Member must notify the Clear Channel Communications, Inc. Retirement Benefits Department of any error in the Member’s contribution election within sixty (60) days of the date the Member’s contribution election was communicated to the Trustee (or recordkeeper, as applicable); otherwise, the contribution election deduction amount reflected on the Member’s pay stub or direct deposit advice will be considered correct after such date.

II.	Deferral Contributions - Section 3.01 (b)

It is the Member’s responsibility to verify that the Member’s pre-tax deferral contribution deductions have been resumed pursuant to Section 3.01 (b). The Member is required to notify the Clear Channel Communications, Inc. Retirement Benefits Department by March 15th of the affected Plan Year if any errors have occurred regarding the resumption of the Member’s pre-tax deferral contribution deductions; otherwise, the pre-tax deferral contribution deduction amount reflected on the Member’s pay stub or direct deposit advice will be considered correct after such date.

III.	Investment Elections - Sections 4.02, 4.04 and 4.05

It is the Member’s responsibility to verify that the Member’s investment election is correct. The Member is responsible for reviewing the Member’s investment transaction confirmation advice, contacting the Trustee (or recordkeeper, as applicable) or reviewing the applicable website to verify that the Member’s investment election has been properly implemented. The Member must notify the Clear Channel Communications, Inc. Retirement Benefits Department of any error in the Member’s investment election within sixty (60) days of the date the Member’s investment election was communicated to the Trustee (or recordkeeper, as applicable); otherwise, the investment election on record will be considered correct after such date.

A Member’s investment election under Sections 4.02, 4.04 and 4.05 shall comply with policies and procedures established under the Plan by the Committee and the Trustee to prevent market timing and excessive or disruptive trading.

IV.	Limitation on Investment Funds Held in Employer Stock – Section 4.02

When a Member’s investment election includes an election into the Employer Stock Fund, such election shall, with regard to all elections made on and after August 17, 2009, be limited to a maximum of 20% of the Member’s contribution election. In addition, with respect to all Members whose elections into the Employer Stock Fund

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prior to August 17, 2009, provide for an election exceeding 20% into the Employer stock fund, such contribution percentage shall be reduced to 20% if, following appropriate notice, the Member has not affirmatively elected to reduce his or her contribution percentage into the Employer stock fund to 20% or less. Such non-electing Members’ future contributions will be reduced to 20% effective August 31, 2009. Provided further, in the absence of such affirmative direction, the Member’s contributions so reduced shall be directed to the Fidelity Freedom 2010 Fund or such other Investment Fund as may be substituted in its stead by the Committee from time to time. Finally, any Member attempting to perform an Investment Fund exchange into the Employer Stock fund, shall be precluded from affecting such exchange if the balance in the Employer stock fund exceeds or will following such exchange exceed 20% of the Member’s total Account balance, including both Member and Company contributions.

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APPENDIX E

APPENDIX E CLAIMS AND REVIEW PROCEDURES PURSUANT TO SECTION 10.15

The Committee established the following claims and review procedures under this Appendix E, which may be amended from time to time without need for a formal amendment to the Plan:

I.	Filing Initial Request for Benefits

A Member may contact Fidelity (the current Trustee and recordkeeper of the Plan) at (800) 835-5095 to initiate a distribution from the Plan. A Beneficiary may initiate a Plan distribution by contacting the Clear Channel Communications, Inc. Retirement Benefits Department (“Retirement Benefits Department”) by email at 401k@clearchannel.com, by telephone at (210) 822-2828 or by mail at Clear Channel Communications, Inc., attn: Retirement Benefits Department, 200 East Basse Road, San Antonio, Texas 78209-8328.

Any other requests regarding benefits due or payable under a Plan may be initiated by contacting the Retirement Benefits Department as noted above.

II.	Filing a Claim for Benefits

If a Member or Beneficiary has a dispute over benefits due or payable under a Plan, the Member or Beneficiary (or authorized representative, as applicable) (“Claimant”) may file a written claim for benefits (“Claim”) with the Retirement Benefits Department within 60 days after receiving a response regarding the initial request for benefits from the Plan. All Claims and appeals will be processed in accordance with the governing Plan documents and the Plan provisions will be applied consistently with respect to similarly situated Claimants.

If a Claim is denied in whole or in part, the Retirement Benefits Department will explain, in writing, to the Claimant:

(a)	the reason for the denial and the specific Plan provisions on which the denial is based;

(b)	if any additional information should be submitted to perfect the Claim and explain why this information is needed;

(c)	how and when an appeal should be made by the Claimant under these claims procedures; and

(d)	about the right to bring a civil action under section 502(a) of ERISA following a denial of a Claim upon appeal made pursuant to these claims procedures.

This written denial notification will ordinarily be done within 90 days; but, in unusual circumstances, this period may be extended by up to 90 additional days if the Claimant is given notice of the extension before the initial 90 days has expired.

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III.	Appealing a Claim for Benefits

If the Claimant receives a notice of denial of a Claim, the Claimant may appeal to the Committee, in writing, within 60 days after receipt of the notice of denial of a Claim. However, if the Claimant does not make a written appeal within 60 days, the original decision made by the Retirement Benefits Department regarding a Claim will become final.

In the written appeal, the Claimant may include the reasons for the appeal and submit any additional comments, documents, records or other information to support the Claimant’s rights to benefits under the Plan. Such information will be considered without regard to whether such information was submitted or considered in the initial Claim. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claim. The Claimant may contact the Retirement Benefits Department to establish a mutually agreeable time during normal business hours of Clear Channel Communications, Inc. to review such documents.

The Committee will then examine all of the facts and all comments, documents, records, and other information submitted by the Claimant relating to a Claim and come to a final decision on the appeal. The Claimant will be notified of this decision within 60 days of receipt of the appeal; but, in unusual circumstances, this period may be extended by up to 60 additional days if the Claimant is given notice of the extension before the initial 60 days has expired.

If a Claim is denied on appeal, the notice of final decision will:

(a)	include specific reasons for the decision;

(b)	identify the Plan provisions relied upon;

(c)	include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim; and

(d)	include a statement about the Claimant’s right to bring an action under section 502(a) of ERISA.

IV.	Exhaustion Requirement

A Claimant is required to follow the claims procedures described above as a condition precedent to commencing any legal or equitable action regarding a claim for benefits due or payable under the Plan. However, the Committee may waive this requirement at any time.

Effective Date: January 1, 2002

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